EXHIBIT 2.1

AGREEMENT OF REORGANIZATION AND MERGER
BETWEEN
FIRST MERCHANTS CORPORATION
AND
CFS BANCORP, INC.

THIS AGREEMENT OF REORGANIZATION AND MERGER (the “Agreement”), is entered as of the 13th day of May, 2013, by and between FIRST MERCHANTS CORPORATION, an Indiana corporation (“First Merchants”) and CFS BANCORP, INC., an Indiana corporation (“Citizens”).

W I T N E S S E T H:

WHEREAS, First Merchants is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, with its principal place of business in Muncie, Delaware County, Indiana and with First Merchants Bank, National Association, a national bank (“FMB”) as its wholly-owned subsidiary;

WHEREAS, Citizens is a registered savings and loan holding company under the Home Owners Loan Act of 1933, as amended, with its principal place of business in Munster, Lake County, Indiana, with Citizens Financial Bank, a federal savings bank (the “Bank”) as its wholly-owned subsidiary;

WHEREAS, WHCC, LLC (“WHCC”) is a limited liability company duly organized and existing under the laws of the State of Indiana and is a wholly-owned subsidiary of the Bank (the Bank and WHCC are sometimes collectively referred to herein as the “Subsidiaries”);

WHEREAS, it is the desire of First Merchants and Citizens to effect a series of transactions whereby (i) Citizens will merge with and into First Merchants, (ii) the Bank will merge with and into FMB, and (iii) WHCC will become a wholly-owned subsidiary of FMB; and

WHEREAS, a majority of the entire Boards of Directors of First Merchants, FMB, Citizens and the Bank have approved this Agreement, designated it as a plan of reorganization within the provisions of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and authorized its execution.

NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, First Merchants and Citizens hereby make this Agreement and prescribe the terms and conditions of the merger of Citizens with and into First Merchants and the Bank with and into FMB and the mode of carrying the transactions into effect as follows:

SECTION 1

THE MERGERS

1.1       Citizens Merger.  Subject to the terms and conditions of this Agreement, on the Effective Date (as defined in Section 11 hereof), Citizens shall be merged with and into First Merchants, which shall be the “Continuing Company” and shall continue its corporate existence under the laws of the State of Indiana, pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law and particularly Indiana Code §  23-1-40 (the “Merger”).

1.2       Bank Merger.  Subject to the terms and conditions of this Agreement, on the Effective Date and immediately after the Merger, the Bank shall be merged with and into FMB pursuant to the terms and conditions of the Agreement and Plan of Merger attached hereto as Exhibit A (the “Bank Merger Agreement”) and otherwise in accordance with 12 USC 215c, together with any regulations promulgated thereunder (the “Bank Merger”).

1.3       Right to Revise Mergers.  The parties may, at any time, change the method of effecting the Merger or the Bank Merger if and to the extent the parties deem such change to be desirable, including, without limitation, to provide for the merger of Citizens into a wholly-owned subsidiary of First Merchants and/or the merger of the Bank and WHCC or either of them into FMB or wholly-owned subsidiaries of First Merchants or FMB; provided, however, that no such change, modification or amendment shall (a) alter or change the amount or kind of consideration to be received by the shareholders of Citizens specified in Section 3 hereof as a result of the Merger, except in accordance with the terms of Section 3 hereof; (b) adversely affect the tax treatment to the shareholders of Citizens; or (c) materially impede or delay receipt of any approvals referred to in this Agreement or the consummation of the transactions contemplated by this Agreement.

SECTION 2

EFFECT OF THE MERGER

Upon the Merger becoming effective:

2.1       General Description.  The separate existence of Citizens shall cease and the Continuing Company shall possess all of the assets of Citizens and all of its rights, privileges, immunities, powers, and franchises and shall be subject to and assume all of the duties, obligations and liabilities of Citizens.

2.2       Name, Offices, and Management.  The name of the Continuing Company shall continue to be “First Merchants Corporation.”  Its principal office shall be located at 200 E. Jackson Street, Muncie, Indiana.  The Board of Directors of the Continuing Company, until such time as their successors have been elected and qualified, shall consist of the current Board of Directors of First Merchants.  The officers of First Merchants immediately prior to the Effective Date shall continue as the officers of the Continuing Company.

2.3       Capital Structure.  The amount of capital stock of the Continuing Company shall not be less than the capital stock of First Merchants immediately prior to the Effective Date increased by the amount of capital stock issued in accordance with Section 3 hereof.

2.4       Articles of Incorporation and Bylaws.  The Articles of Incorporation and the Bylaws of the Continuing Company shall be those of First Merchants immediately prior to the Effective Date until the same shall be further amended as provided therein or by law.

2.5       Assets and Liabilities.  The title to all assets, real estate and other property owned by First Merchants and Citizens shall vest in the Continuing Company without reversion or impairment.  All liabilities of Citizens shall be assumed by the Continuing Company.

2.6       Additional Actions.  If, at any time after the Effective Date, the Continuing Company shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Continuing Company its right, title or interest in, to or under any of the rights, properties or assets of Citizens or the Subsidiaries, or (b) otherwise carry out the purposes of this Agreement, Citizens and the Subsidiaries and their respective officers and directors shall be deemed to have granted to the Continuing Company an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Continuing Company and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Continuing Company are authorized in the name of Citizens or the Subsidiaries or otherwise to take any and all such action.

SECTION 3

CONSIDERATION TO BE
DISTRIBUTED TO SHAREHOLDERS OF CITIZENS

3.1       Consideration.  Upon and by reason of the Merger becoming effective, each shareholder of Citizens of record on the Effective Date shall be entitled to receive, in exchange for each share of Citizens common stock, $0.01 par value per share (“Citizens Common Stock”) held by such shareholder, 0.65 (the “Exchange Ratio”) share of First Merchants’ common stock, $0.125 stated value per share (“First Merchants Common Stock”).  The Exchange Ratio shall be subject to adjustment as set forth in Section 3.4.

3.2       Treatment of Shares of Restricted Stock; Exchange of Options.

(a)       As of the Effective Date, by virtue of the Merger and without any action on the part of any holder of shares of restricted stock (“Restricted Stock”) issued under any Citizens’ stock option plan as set forth in Section 5.3(d) of the Citizens Disclosure Letter, all shares of Restricted Stock outstanding immediately prior to the Effective Date shall fully vest and the holder of each share of Restricted Stock shall be entitled to receive such number of shares of First Merchants Common Stock equal to the number of shares of Restricted Stock multiplied by the Exchange Ratio.  In addition, pursuant to the provisions of Section 3.3 below, a holder of shares of Restricted Stock will receive cash in lieu of receiving any fractional share amount resulting from the exchange of shares of Restricted Stock for shares of First Merchants Common Stock.

(b)       As of the Effective Date, by virtue of the Merger and without any action on the part of any holder of any outstanding option to purchase shares of Citizens Common Stock granted by Citizens or its predecessors (each, a “Citizens Option”) pursuant to Citizens’ existing stock option plans listed in Section 5.3(d) of the Citizens Disclosure Letter (the “Citizens Option Plans”), each Citizens Option that is outstanding and unexercised immediately prior to the Effective Date shall cease to represent a right to acquire shares of Citizens Common Stock and shall be converted automatically into the right to acquire shares of First Merchants Common Stock (a “Converted Option”), on the same terms and conditions as were applicable under the terms of the Citizens Option Plan under which the Citizens Option was granted and the applicable award agreement thereunder, including, but not limited to, vesting, such number of shares of First Merchants Common Stock and at such an exercise price per share determined as follows:

(i)      The number of shares of First Merchants Common Stock subject to a Converted Option shall be equal to the product of (A) the number of shares of Citizens Common Stock purchasable upon exercise of the Citizens Option and (B) the Exchange Ratio, the product being rounded down to the nearest whole share; and

(ii)      The exercise price per share of First Merchants Common Stock purchasable upon exercise of a Converted Option shall be equal to (A) the exercise price per share of Citizens Common Stock under the Citizens Stock Option divided by (B) the Exchange Ratio, the quotient being rounded up to the nearest cent.

(c)       As soon as practicable after the Closing Date, First Merchants will provide each holder of a Converted Option with a letter confirming the number of shares of First Merchants Common Stock, exercise price and other relevant terms and conditions of the Converted Option.

3.3       No Fractional First Merchants Common Shares.  Certificates for fractional shares of First Merchants Common Stock shall not be issued in respect of fractional interests arising from the Exchange Ratio.  Each Citizens shareholder who would otherwise have been entitled to a fraction of a share of First Merchants Common Stock, upon surrender of all such shareholder’s certificates representing Citizens Common Stock, shall be paid in cash (without interest), rounded to the nearest whole cent, determined by multiplying the First Merchants Average Price (as defined below) by the fractional share of First Merchants Common Stock to which such former Citizens shareholder would otherwise be entitled.  No such shareholder of Citizens shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.  The term “First Merchants Average Price” shall mean the average closing price of First Merchants Common Stock as reported by Bloomberg, L.P. for the ten (10) days that First Merchants Common Stock trades on the NASDAQ Global Select Market preceding the second (2nd) calendar day prior to the Effective Date (the “Determination Date”).  The First Merchants Average Price shall be appropriately and proportionately adjusted to reflect any share adjustment as contemplated by Section 3.4 hereof.

3.4      Recapitalization.  If, between the date of this Agreement and the Effective Date, First Merchants issues a stock dividend with respect to its shares of common stock, combines, subdivides, or splits up its outstanding shares or takes any similar recapitalization action, then the Exchange Ratio shall be adjusted so that each Citizens shareholder shall receive such number of shares of First Merchants Common Stock as represents the same percentage of outstanding shares of First Merchants Common Stock at the Effective Date as would have been represented by the number of shares of First Merchants Common Stock such shareholder would have received if the recapitalization had not occurred.

3.5       Distribution of First Merchants’ Common Stock and Cash.

(a)       Each share of common stock of First Merchants outstanding immediately prior to the Effective Date shall remain outstanding unaffected by the Merger.

(b)       On or prior to the Effective Date, First Merchants shall (i) authorize the issuance of and shall make available to American Stock Transfer as exchange agent hereunder (the “Exchange Agent“), for the benefit of the registered shareholders of Citizens Common Stock for exchange in accordance with this Section 3, certificates for shares (or book entry of shares) of First Merchants Common Stock (the “First Merchants Stock Certificates“) to be issued pursuant to Section 3.1, and (ii) shall deposit with the Escrow Agent sufficient cash for payment of cash in lieu of any fractional shares of First Merchants Common Stock in accordance with Section 3.3.  Such First Merchants Stock Certificates and cash are referred to in this Section 3 as the “Conversion Fund.“  First Merchants shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.

(c)       Within three (3) business days following the Effective Date, First Merchants shall mail to each Citizens shareholder a letter of transmittal (the “Letter of Transmittal”) providing instructions as to the transmittal to the Exchange Agent of certificates representing shares of Citizens Common Stock and the issuance of shares of First Merchants Common Stock and cash in exchange therefor pursuant to the terms of this Agreement.  Distribution of stock certificates representing First Merchants Common Stock for Citizens Common Stock and for cash payments for fractional shares shall be made by First Merchants to each former shareholder of Citizens within ten (10) business days following the later of the Effective Date or the date of such shareholder’s delivery to the Exchange Agent of such shareholder’s certificates representing Citizens Common Stock, accompanied by a properly completed and executed Letter of Transmittal.  Interest shall not accrue or be payable with respect to any cash payments.

(d)       Following the Effective Date, stock certificates representing Citizens Common Stock shall be deemed to evidence only the right to receive such number of shares of First Merchants Common Stock as determined in accordance with Section 3.1 above (for all corporate purposes other than the payment of dividends) and cash for fractional shares, as applicable.  No dividends or other distributions otherwise payable subsequent to the Effective Date on shares of First Merchants Common Stock shall be paid to any shareholder entitled to receive the same until such shareholder has surrendered such shareholder’s certificates for Citizens Common Stock to the Exchange Agent in exchange for certificates representing First Merchants Common Stock and cash for fractional shares, as applicable.  Upon surrender or compliance with the provisions of Section 3.5(b), there shall be paid to the record holder of the new certificate(s) evidencing shares of First Merchants’ common stock the amount of all dividends and other distributions, without interest thereon, withheld with respect to such common stock.

(e)       From and after the Effective Date, there shall be no transfers on the stock transfer books of Citizens of any shares of Citizens Common Stock.

(f)        Any portion of the Conversion Fund that remains unclaimed by the shareholders of Citizens for twelve months after the Effective Date shall be paid to First Merchants, or its successors in interest.  Any shareholders of Citizens who have not theretofore complied with this Section 3 shall thereafter look only to First Merchants, or its successors in interest, for the issuance of certificates representing shares of First Merchants Common Stock and the payment of cash in lieu of any fractional shares and any unpaid dividends and distributions on First Merchants Common Stock deliverable in respect of each share of Citizens Common Stock such shareholder holds as determined pursuant to this Agreement.  Notwithstanding the foregoing, none of First Merchants, the Exchange Agent or any other person shall be liable to any former holder of shares of Citizens Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)       First Merchants shall be entitled to rely upon the stock transfer books of Citizens to establish the persons entitled to receive cash and shares of First Merchants Common Stock, which books, in the absence of actual knowledge by First Merchants of any adverse claim thereto, shall be conclusive with respect to the ownership of such stock.

(h)       With respect to any certificate for Citizens Common Stock which has been lost, stolen, or destroyed, First Merchants shall be authorized to issue First Merchants Common Stock to the registered owner of such certificate upon receipt of an affidavit of lost stock certificate, in form and substance satisfactory to First Merchants, and upon compliance by the Citizens’ shareholder with all procedures historically required by Citizens in connection with lost, stolen, or destroyed certificates.

SECTION 4

DISSENTERS’ RIGHTS

Shareholders of Citizens and First Merchants are not entitled to dissenters’ rights under Indiana Code §  23-1-44, as amended, because the shares of Citizens common stock are traded on the NASDAQ Global Market and the shares of First Merchants common stock are traded on the NASDAQ Global Select Market.

SECTION 5

REPRESENTATIONS AND
WARRANTIES OF CITIZENS

Citizens hereby makes the representations and warranties set forth below to First Merchants with respect to itself and the Subsidiaries.  For the purposes of this Section 5, a “Citizens Disclosure Letter” is defined as the letter referencing Section 5 of this Agreement which shall be prepared by Citizens and delivered to First Merchants contemporaneously with the execution of this Agreement.

5.1       Organization and Authority.  Citizens is a corporation duly organized and validly existing under the laws of the State of Indiana, the Bank is a federal savings bank duly organized and validly existing under the laws of the United States of America and WHCC is a limited liability company duly organized and validly existing under the laws of the State of Indiana.  Citizens, the Bank and WHCC have the power and authority (corporate and otherwise) to conduct their respective businesses in the manner and by the means utilized as of the date hereof.  Citizens’ only directly owned subsidiary is the Bank.  Other than WHCC, which is a wholly-owned subsidiary of the Bank, Citizens has no indirect subsidiaries.  The Bank is subject to primary federal regulatory supervision and regulation by the Office of the Comptroller of the Currency (the “OCC”).

5.2       Authorization.

(a)      Citizens has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, subject to satisfaction of the conditions precedent in Section 9.  This Agreement, when executed and delivered, will have been duly authorized and will constitute a valid and binding obligation of Citizens, enforceable in accordance with its terms except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights.  The Board of Directors of the Bank and Citizens, as its sole shareholder, have approved the Bank Merger pursuant to the terms and conditions of this Agreement and the Bank Merger Agreement.

(b)      Except as set forth in the Citizens Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, does or will (i) conflict with, result in a breach of, or constitute a default under Citizens’ or any Subsidiary’s organizational documents; (ii) conflict with, result in a breach of, or constitute a default under any federal, foreign, state or local law, statute, ordinance, rule, regulation or court or administrative order or decree, or any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment, to which Citizens or any Subsidiary is subject or bound, the result of which would have a Material Adverse Effect; (iii) result in the creation of, or give any person, corporation or entity the right to create, any lien, charge, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of Citizens or any of the Subsidiaries; (iv) terminate, or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform, any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment to which Citizens or any of the Subsidiaries is subject or bound, the result of which would have a Material Adverse Effect; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Citizens or any of the Subsidiaries is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment.

For the purpose of this Agreement, a “Material Adverse Effect” means any effect that (i) is material and adverse to the financial position, results of operations or business of Citizens and its Subsidiaries taken as a whole, or First Merchants and FMB taken as a whole, as applicable or (ii) would materially impair the ability of Citizens or First Merchants, as applicable, to perform its obligations under this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, (d) effects of any action taken with the prior written consent of the other party hereto, (e) changes in the general level of interest rates (including the impact on the securities portfolios of Citizens and the Bank, or First Merchants and FMB, as applicable) or conditions or circumstances relating to or that affect either the United States economy, financial or securities markets or the banking industry, generally, (f) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, including without limitation any payments made by Citizens to fund the Pentegra Defined Benefit Plan identified in Item 1 of Section 5.13(a) of the Citizens Disclosure Letter, and payment of any amounts due to, or the provision of any benefits to, any officers or employees under agreements, plans or other arrangements in existence of or contemplated by this Agreement and disclosed to the other party hereto, (g) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of Citizens and its Subsidiaries, or First Merchants and FMB, as applicable and (h) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that in no event shall a change in the trading price of the First Merchants Common Stock or Citizens Common Stock, by itself, be considered to constitute a Material Adverse Effect on First Merchants or Citizens, as applicable (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect).

(c)           Other than the filing of Articles of Merger with the Indiana Secretary of State for the Merger and in connection or in compliance with the banking regulatory approvals contemplated by Section 9.4 and federal and state securities laws and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by Citizens of the transactions contemplated by this Agreement.

(d)           Other than those filings, authorizations, consents and approvals referenced in Section 5.2(c) above and except as set forth in the Citizens Disclosure Letter, no notice to, filing with, authorization of, exemption by, or consent or approval of, any third party is necessary for the consummation by Citizens of the transactions contemplated by this

Agreement, except for such authorizations, exemptions, consents or approvals, the failure of which to obtain, would not be reasonably likely to result in a Material Adverse Effect.

5.3       Capitalization.

(a)      As of the date of this Agreement, Citizens has (i) 85,000,000 shares of Citizens Common Stock authorized, 10,934,597 shares of which are issued and outstanding, and (ii) 15,000,000 shares of preferred stock, $0.01 par value per share, authorized, none of which are outstanding.  Such issued and outstanding shares of Citizens Common Stock have been duly and validly authorized by all necessary corporate action of Citizens, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholders.  Citizens has no capital stock authorized, issued or outstanding other than as described in this Section 5.3(a) and, except as set forth in the Citizens Disclosure Letter, Citizens has no intention or obligation to authorize or issue additional shares of its capital stock.

(b)      As of the date of this Agreement, the Bank has 100 shares of common stock, $0.01 par value per share,  authorized and all of such shares are issued and outstanding and held by Citizens.  Such issued and outstanding shares of Bank common stock have been duly and validly authorized by all necessary corporate action of the Bank, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any Bank shareholders.  All of the issued and outstanding shares of Bank common stock are owned by Citizens, free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto.  The Bank has no capital stock authorized, issued or outstanding other than as described in this Section 5.3(b) and has no intention or obligation to authorize or issue any other shares of capital stock.

(c)      All of the outstanding membership interests of WHCC are owned directly by the Bank.  Such interests have been duly and validly authorized by all necessary company action, are validly issued, and have not been issued in violation of any preemptive rights.  Such interests are owned by the Bank, free and clear of any liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto.  WHCC does not have any other membership interest, issued or outstanding except as set forth in the Citizens Disclosure Letter, and does not have any intention or obligation to authorize or issue any other membership interest.

(d)      Except as set forth in the Citizens Disclosure Letter, there are no options, commitments, calls, agreements, understandings, arrangements or subscription rights regarding the issuance, purchase or acquisition of capital stock, or any securities convertible into or representing the right to purchase or otherwise receive the capital stock or any debt securities, of Citizens or any Subsidiary by which Citizens or any Subsidiary is or may become bound.  Neither Citizens nor any Subsidiary has any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of its respective outstanding shares of capital stock.

(e)      Except as set forth in the Citizens Disclosure Letter, to the knowledge of Citizens’ Management (as defined below), no person or entity beneficially owns 5% or more of Citizens’ outstanding common shares.

5.4       Organizational Documents.  The respective Articles of Incorporation, Charter, Articles of Organization, By-Laws and Operating Agreement, as applicable, of Citizens and each Subsidiary have been delivered to First Merchants and represent true, accurate and complete copies of such corporate documents of Citizens and each Subsidiary in effect as of the date of this Agreement.

5.5       Compliance with Law.  Neither Citizens nor any Subsidiary has engaged in any activity nor taken or omitted to take any action which has resulted or, to the knowledge of Citizens’ Management could reasonably be expected to result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could reasonably be expected to have a Material Adverse Effect on Citizens.  Citizens and each Subsidiary possess all licenses, franchises, permits and other authorizations necessary for the continued conduct of their respective businesses without material interference or interruption, except where the failure to possess such licenses or other authorizations would not be reasonably expected to have a Material Adverse Effect on Citizens, and such licenses, franchises, permits and authorizations shall be transferred to First Merchants on the Effective Date without any material restrictions or limitations thereon or the need to obtain any consents of third parties.  Except as set forth in the Citizens Disclosure Letter, neither Citizens nor any of the Subsidiaries are subject to any agreement or understanding with, or order and directive of, any regulatory agency or government authority with respect to the business or operations of Citizens or any Subsidiary.  Except as set forth in the Citizens Disclosure Letter, the Bank has not received any notice of enforcement actions or criticisms since January 1, 2010 from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder.  Except as set forth in the Citizens Disclosure Letter, Citizens has not received any notice of enforcement actions or criticisms from any regulatory agency or government authority relating to its compliance with any securities laws applicable to Citizens.

5.6       Litigation and Pending Proceedings.  Except as set forth in the Citizens Disclosure Letter, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or to the knowledge of Citizens’ Management threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does Citizens’ Management have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) which could reasonably be expected to have a Material Adverse Effect.  To the knowledge of Citizens’ Management, there are no material uncured violations, criticisms or exceptions, or violations with respect to which material refunds or restitutions may be required, cited in any report, correspondence or other communication to Citizens or any Subsidiary as a result of an examination by any regulatory agency or body.

5.7       Financial Statements.

(a)      Citizens’ consolidated audited balance sheets as of the end of the two fiscal years ended December 31, 2012 and 2011, the unaudited consolidated balance sheet for the three months ended March 31, 2013 and the related consolidated statements of income, shareholders’ equity and cash flows for the years or period then ended (hereinafter collectively referred to as the “Financial Information”) present fairly the consolidated financial condition or position of Citizens as of the respective dates thereof and the consolidated results of operations of Citizens for the respective periods covered thereby and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis.

(b)      All loans reflected in the Financial Information and which have been made, extended or acquired since March 31, 2013 (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) to the extent that the Bank has a security interest in collateral or a mortgage securing such loans, are secured by perfected security interests or mortgages naming the Bank as the secured party or mortgagee, except for such unperfected security interests or mortgages naming the Bank as secured party or mortgagee which, on an individual loan basis, would not materially adversely affect the value of any such loan and the recovery of payment on any such loan if the Bank is not able to enforce any such security interest or mortgage.

5.8       Absence of Certain Changes.  Except for events and conditions relating to the business and interest rate environment in general, the accrual or payment of Merger-related expenses, or as set forth in the Citizens Disclosure Letter, since March 31, 2013, no events have occurred which could reasonably be expected to have a Material Adverse Effect.  Except as set forth in the Citizens Disclosure Letter, between the period from March 31, 2013 to the date of this Agreement, Citizens and each Subsidiary have carried on their respective businesses in the ordinary and usual course consistent with their past practices (excluding the incurrence of fees and expenses of professional advisors related to this Agreement and the transactions contemplated hereby) and there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to Citizens’ common shares (other than normal quarterly cash dividends) or any split, combination or reclassification of any stock of Citizens or any Subsidiary or any issuance or the authorization of any issuance of any securities in respect of, or in lieu of, or in substitution for Citizens’ common shares.

5.9       Absence of Undisclosed Liabilities.  Except as set forth in the Citizens Disclosure Letter, neither Citizens nor any Subsidiary has any liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the Financial Information, (b) any agreement, contract, obligation, commitment, arrangement, liability, lease or license which individually is less than $100,000 per year and which may be terminated within one year from the date of this Agreement, and (c) unfunded loan commitments made in the ordinary course of the Bank’s business consistent with past practices.

5.10     Title to Assets.

(a)      Citizens and each Subsidiary have good and marketable title in fee simple absolute to all personal property reflected in the March 31, 2013 Financial Information, good and marketable title to all other properties and assets which Citizens or any Subsidiary purports to own, good and marketable title to or right to use by terms of any lease or contract all other property used in Citizens’ or any Subsidiary’s business, and good and marketable title to all property and assets acquired since March 31, 2013, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges, claims or encumbrances of any nature, except such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the use of the property and which would not have a Material Adverse Effect.

(b)      The operation by Citizens or any Subsidiary of such properties and assets is in compliance with all applicable laws, ordinances, rules and regulations of any governmental authority or third party having jurisdiction over such use except for such noncompliance that would not have a Material Adverse Effect.

5.11     Loans and Investments.

(a)      Except as set forth in the Citizens Disclosure Letter, there is no loan of the Bank in excess of $250,000 that has been classified by Citizens, applying applicable regulatory examination standards, as “Other Loans Specially Mentioned,” “Substandard,” “Doubtful” or “Loss,” nor is there any loan of the Bank in excess of $250,000 that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectibility.  The Bank’s report of classified assets and all loans in excess of $250,000 that Citizens’ Management has determined to be ninety (90) days or more past due with respect to principal or interest or has placed on nonaccrual status are set forth in the Citizens Disclosure Letter.

(b)      The reserves for loan and lease losses and the carrying value for other real estate owned which are shown on each of the balance sheets contained in the Financial Information are adequate in the judgment of management and consistent with applicable bank regulatory standards and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding and other real estate owned (including accrued interest receivable) as of the applicable date of such balance sheet.

(c)      Except as set forth in the Citizens Disclosure Letter, none of the investments reflected in the Financial Information and none of the investments made by Citizens or any Subsidiary since March 31, 2013 is subject to any restrictions, whether contractual or statutory, which materially impairs the ability of Citizens or any Subsidiary to dispose freely of such investment at any time.  Except as set forth in the Citizens

Disclosure Letter, neither Citizens nor any Subsidiary is a party to any repurchase agreements with respect to securities.

5.12     Employee Benefit Plans.

(a)      The Citizens Disclosure Letter contains a list identifying each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which (i) is subject to any provision of ERISA, and (ii) is currently maintained, administered or contributed to by Citizens or any entity, trade or business that, together with Citizens, would be treated as a single employer under the provisions of Code Sections 414(b), (c), (m) or (o) (“Citizens ERISA Affiliate”), and covers any employee, director or former employee or director of Citizens or any Citizens ERISA Affiliate under which Citizens or any Citizens ERISA Affiliate has any liability.  The Citizens Disclosure Letter also contains a list of all “employee benefit plans” as defined under ERISA which have been terminated by Citizens or any Citizens ERISA Affiliate since January 1, 2008.  Copies of such plans (and, if applicable, related trust agreements or insurance contracts) and all amendments thereto and written interpretations thereof have been furnished to First Merchants together with the three most recent annual reports (Form 5500) prepared in connection with any such plan and the current summary plan descriptions (and any summary of material modifications thereto).  Such plans are hereinafter referred to individually as an “Employee Plan” and collectively as the “Employee Plans.”  The Employee Plans which individually or collectively would constitute an “employee pension benefit plan” as defined in Section 3(2)(A) of ERISA are identified as such in the list referred to above.

(b)      The Employee Plans have been operated in material compliance with all applicable laws, regulations, rulings and other requirements, as well as pursuant to the terms of their governing documents (to the extent consistent with ERISA).

(c)      To the knowledge of Citizens’ Management, no “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, for which no statutory or administrative exemption exists, and no “reportable event,” as defined in Section 4043(c) of ERISA, for which a notice is required to be filed, has occurred with respect to any Employee Plan that could subject Citizens to material taxes or penalties.  Neither Citizens nor any Citizens ERISA Affiliate has any material liability to the Pension Benefit Guaranty Corporation (“PBGC”), to the Internal Revenue Service (“IRS”), to the Department of Labor (“DOL”), to the Employee Benefits Security Administration, with respect to any Employee Plan, except for routine premium payments to the PBGC.

(d)      To the knowledge of Citizens’ Management, no “fiduciary,” as defined in Section 3(21) of ERISA, of an Employee Plan has failed to comply with the requirements of Section 404 of ERISA in such a way as to cause material liability to Citizens or any Citizens ERISA Affiliate.

(e)      Each of the Employee Plans which is intended to be qualified under Code Section 401(a) has been timely amended to comply in all material respects with the applicable requirements of the Code.  Except as set forth in the Citizens Disclosure Letter, Citizens and/or any Citizens ERISA Affiliate, as applicable, sought and received favorable determination letters from the IRS (or are otherwise relying on an opinion letter issued to a prototype plan sponsor) and has furnished to First Merchants copies of the most recent IRS determination letters with respect to any such Employee Plan that is intended to be qualified under Code Section 401(a).

(f)       With respect to the employee stock ownership plan portion of the Citizens Financial Bank 401(k) Retirement Plan (the “ESOP”), except as set forth on the Citizens Disclosure Letter: (i) the ESOP constitutes a qualified plan within the meaning of Section 401(a) of the Code and the trust is exempt from federal income tax under Section 501(a) of the Code; (ii) the ESOP has been maintained and operated in substantial compliance in all material respects with all applicable provisions of Sections 409 and 4975 of the Code and the regulations and rulings thereunder; (iii) any contributions required by such plan have been made or will be made on a timely basis; and (iv) no termination, partial termination or discontinuance of contributions has occurred without a determination by the IRS that such action does not affect the tax-qualified status of such ESOP.  To the extent any employer securities in the ESOP are held as part of a unitized fund, to the knowledge of Citizens’ Management, there has been no breach of fiduciary duty nor any prohibited transaction with respect to such fund or the administration thereof under sections 404 and 406 of ERISA, respectively.

(g)      No facts or circumstances exist that may subject Citizens, or any Citizens ERISA Affiliate, to any liability under ERISA Sections 4062, 4063 or 4064.  Neither Citizens nor any Citizens ERISA Affiliate ever has engaged in any transaction within the meaning of ERISA Section 4069.  Except as disclosed in the Citizens Disclosure Letter, there exist no facts or circumstances which could subject Citizens, or any Citizens ERISA Affiliate thereof, to withdrawal liability within the meaning of ERISA Section 4201 or to contingent withdrawal liability under ERISA Section 4204.  Neither Citizens nor any Citizens ERISA Affiliate ever has been a party to a transaction within the meaning of ERISA Section 4212(c).

(h)      No Employee Plan subject to Title IV of ERISA has been terminated or incurred a partial termination (either voluntarily or involuntarily), in such a way as to cause material additional liability to Citizens or any Citizens ERISA Affiliate.

(i)       No claims involving an Employee Plan (other than normal benefit claims) have been filed in a court of law or, to the knowledge of Citizens’ Management, have been threatened to be filed in a court of law.

(j)       There is no contract, agreement, plan or arrangement covering any employee, director or former employee or director of Citizens or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G or Section 162(a)(1) of the Code.

(k)      To the knowledge of Citizens’ Management, no event has occurred that would cause the imposition of the tax described in Code Section 4980B on Citizens.  To the knowledge of Citizens’ Management, Citizens has materially complied with all requirements of ERISA Section 601, as applicable, with respect to any Employee Plan.

(l)       The Citizens Disclosure Letter contains a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) was entered into, maintained or contributed to, as the case may be, by Citizens or any Subsidiary and (iii) covers any employee, director or former employee or director of Citizens or any Subsidiary.  Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to First Merchants, are hereinafter referred to collectively as the “Benefit Arrangements.”  Each of the Benefit Arrangements has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangements.

(m)     Except as set forth in the Citizens Disclosure Letter or as required by applicable law, neither Citizens nor any Citizens ERISA Affiliate has any present or future liability in respect of post-retirement health and medical benefits for former employees or directors of Citizens or any Citizens ERISA Affiliate.

(n)      Except as set forth in the Citizens Disclosure Letter, there has been no amendment to, written interpretation or announcement (whether or not written) by Citizens or any Citizens ERISA Affiliate relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement administered by Citizens or any Citizens ERISA Affiliate which would increase materially the expense of maintaining such Employee Plans or Benefit Arrangements above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2012.

(o)      Except as otherwise provided in the Citizens Disclosure Letter, the transactions contemplated by the Agreement will not cause acceleration of vesting in, or payment of, any material benefits under any Employee Plan or Benefit Arrangement and will not otherwise materially accelerate or increase any obligation under any Employee Plan or Benefit Arrangement.

(p)      With respect to any nonqualified deferred compensation plan that is subject to Code Section 409A, such plan has been identified on the Citizens Disclosure Letter.

5.13     Obligations to Employees.  Except as set forth in the Citizens Disclosure Letter, all accrued obligations and liabilities of Citizens and any Subsidiary, whether arising by operation of law, by contract or by past custom, for payments to trust or other funds, to any government agency or body or to any individual director, officer, employee or agent (or his heirs, legatees or legal representative) with respect to unemployment compensation or social security benefits and all pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation rights or profit sharing plan, any employment, deferred compensation, consultant, bonus or collective bargaining agreement or group insurance contract or other incentive, welfare or employee benefit plan or agreement maintained by Citizens or any Subsidiary for their current or former directors, officers, employees and agents have been and are being paid to the extent required by law or by the plan or contract, and adequate actuarial accruals and/or reserves for such payments have been and are being made by Citizens or any Subsidiary in accordance with generally accepted accounting and actuarial principles, except where the failure to pay any such accrued obligations or liabilities or to maintain adequate accruals and/or reserves for payment thereof would not materially adversely affect the business, prospects, condition (financial or otherwise), results of operations or assets of Citizens and the Subsidiaries, taken as a whole.  Except as set forth in the Citizens Disclosure Letter, all obligations and liabilities of Citizens and the Subsidiaries, whether arising by operation of law, by contract, or by past custom, for all forms of compensation which are or may be payable to their current or former directors, officers, employees or agents have been and are being paid, and adequate accruals and/or reserves for payment therefore have been and are being made in accordance with generally accepted accounting principles, except where the failure to pay any such obligations and liabilities or to maintain adequate accruals and/or reserves for payment thereof would not have a Material Adverse Effect.  All accruals and reserves referred to in this Section 5.13 are correctly and accurately reflected and accounted for in the books, statements and records of Citizens and the Subsidiaries, except where the failure to correctly and accurately reflect and account for such accruals and reserves would not have a Material Adverse Effect.

5.14     Taxes, Returns and Reports.  Except as set forth in the Citizens Disclosure Letter, Citizens and the Subsidiaries have (a) duly filed all federal, state, local and foreign tax returns of every type and kind required to be filed by them as of the date hereof, and each return is true, complete and accurate in all material respects; (b) paid all material taxes, assessments and other governmental charges due and payable or claimed to be due and payable upon them or any of their income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force).  Except for taxes not yet due and payable, the reserve for taxes on the Financial Information is adequate to cover all of Citizens’ and the Subsidiaries’ tax liabilities (including, without limitation, income taxes and franchise fees) that may become payable in future years with respect to any transactions consummated prior to March 31, 2013.  Neither Citizens nor the Bank has or will have, any liability for taxes of any nature for or with respect to the operation of their business, including the assets of any subsidiary, from March 31, 2013, up to and including the Effective Date, except to the extent reflected on their Financial Information or on financial statements of Citizens or any Subsidiary subsequent to such date and as set forth in the Citizens Disclosure Letter.  Neither Citizens nor any Subsidiary has received written notice that it is currently under audit by any state or federal taxing authority.  Except as set forth in the Citizens Disclosure Letter, none of the federal, state, or local tax returns of Citizens or any Subsidiary have been audited by any taxing authority during the past five (5) years.

5.15     Deposit Insurance.  The deposits of the Bank are insured by the Federal Deposit Insurance Corporation (“FDIC”) in accordance with the Federal Deposit Insurance Act, and the Bank has paid all premiums and assessments with respect to such deposit insurance.

5.16     Reports.  Since January 1, 2011, Citizens and each Subsidiary have timely filed all reports, registrations and statements, together with any required amendments thereto, that Citizens or any Subsidiary was required to file with (i) the OCC, (ii) the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), (iii) the Office of Thrift Supervision; (iv) the FDIC, or (iii) any federal, state, municipal or local government, securities, banking, environmental, insurance and other governmental or regulatory authority, and the agencies and staffs thereof (collectively, the “Regulatory Authorities”), having jurisdiction over the affairs of Citizens or any Subsidiary except where such failure would not have a Material Adverse Effect.  All such reports filed by Citizens and the Subsidiaries complied in all material respects with all applicable rules and regulations promulgated by the applicable Regulatory Authorities and are true, accurate and complete in all material respects and, to the extent required, were prepared in conformity with regulatory accounting principles applied on a consistent basis.  Except as set forth in the Citizens Disclosure Letter, there is no unresolved violation with respect to any report or statement filed by, or any examination of, Citizens or the Bank.

5.17     Absence of Defaults.  Neither Citizens nor any Subsidiary is in violation of its charter documents or By-Laws or to the knowledge of Citizens’ Management in default under any material agreement, commitment, arrangement, loan, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event known to Citizens’ Management that, with the lapse of time or giving of notice or both, would constitute such a default, except for defaults which would not have a Material Adverse Effect.

5.18     Tax and Regulatory Matters.  Neither Citizens nor the Subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (a) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (b) materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.

5.19     Real Property.

(a)      A list of the locations of each parcel of real property owned by Citizens or the Bank (other than real property acquired in foreclosure or in lieu of foreclosure in the course of the collection of loans and being held by Citizens or the Bank for disposition as required by law) is set forth in the Citizens Disclosure Letter under the heading of “Citizens Owned Real Property” (such real property being herein referred to as the “Citizens Owned Real Property”).  A list of the locations of each parcel of real property leased by Citizens or the Bank is also set forth in the Citizens Disclosure Letter under the heading of “Citizens Leased Real Property” (such real property being herein referred to as the “Citizens Leased Real Property”).  Citizens shall update the Citizens Disclosure Letter within ten (10) days after acquiring or leasing any real property after the date hereof.  Collectively, the Citizens Owned Real Property and the Citizens Leased Real Property are herein referred to as the “Citizens Real Property.”

(b)      There is no pending action involving Citizens or the Bank as to the title of or the right to use any of the Citizens Real Property.

(c)      Neither Citizens nor the Bank has any interest in any other real property except interests as a mortgagee, and except for any real property acquired in foreclosure or in lieu of foreclosure and being held for disposition as required by law.

(d)      None of the buildings, structures or other improvements located on the Citizens Real Property encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way or “setback” line and all such buildings, structures and improvements are located and constructed in conformity with all applicable zoning ordinances and building codes.

(e)      None of the buildings, structures or improvements located on the Citizens Real Property are the subject of any official complaint or notice by any governmental authority of violation of any applicable zoning ordinance or building code, and there is no zoning ordinance, building code, use or occupancy restriction or condemnation action or proceeding pending, or, to the best knowledge of Citizens, threatened, with respect to any such building, structure or improvement.  The Citizens Real Property is in good condition for its intended purpose, ordinary wear and tear excepted, and has been maintained (as to the Leased Property, to the extent required to be maintained by Citizens or the Bank) in accordance with reasonable and prudent business practices applicable to like facilities.  The Citizens Real Property has been used and operated in compliance with all applicable laws, statutes, rules, regulations and ordinances applicable thereto.

(f)       Except as may be reflected in the Financial Information or with respect to such easements, liens, defects or encumbrances as do not individually or in the aggregate materially adversely affect the use or value of the Citizens Owned Real Property, Citizens and the Bank have, and at the Closing Date will have, good and marketable title to their respective Citizens Owned Real Property, free and clear of all liens, mortgages, security interests, encumbrances and restrictions of any kind or character.

(g)      Except as set forth in the Citizens Disclosure Letter and to the knowledge of Citizens’ Management, neither Citizens nor the Bank has caused or allowed the generation, treatment, storage, disposal or release at any Citizens Real Property of any Toxic Substance, except in compliance with all applicable federal, state and local laws and regulations and except where such noncompliance would not reasonably be expected to have a Material Adverse Effect.  “Toxic Substance” means any hazardous, toxic or dangerous substance, pollutant, waste, gas or material, including, without limitation, petroleum and petroleum products, metals, liquids, semi-solids or solids, that are regulated under any federal, state or local statute, ordinance, rule, regulation or other law pertaining to environmental protection, contamination, quality, waste management or cleanup.

(h)      Except as disclosed in the Citizens Disclosure Letter and to the knowledge of Citizens’ Management, there are no underground storage tanks located on, in or under any Citizens Owned Real Property and no such Citizens Owned Real Property has previously contained an underground storage tank.  Except as set forth in the Citizens Disclosure Letter and to the knowledge of Citizens’ Management, neither Citizens nor the Bank own or operate any underground storage tank at any Citizens Leased Real

Property and no such Citizens Leased Real Property has previously contained an underground storage tank.  To the knowledge of Citizens Management, no Citizens Real Property is or has been listed on the CERCLIS.

(i)       Except as set forth in the Citizens Disclosure Letter and to the knowledge of Citizens’ Management, , no Toxic Substance has been released, spilled, discharged or disposed at, in, on or under any Citizens Real Property nor, to the knowledge of Citizens’ Management, are there any other conditions or circumstances affecting any Citizens Real Property, in each case, which would reasonably be expected to have a Material Adverse Effect.

(j)       To the knowledge of Citizens Management, the Citizens Real Property is not “property” within the definition of Indiana Code 13-11-2-174.  To the knowledge of Citizens’ Management, neither Citizens nor the Bank is required to provide a “disclosure document” to First Merchants as a result of the Merger pursuant to the Indiana Responsible Property Transfer Law (I.C. §  13-25-3-1 et seq.).

(k)      To the knowledge of Citizens’ Management, there are no mechanic’s or materialman’s liens against the Leased Property, and no unpaid claims for labor performed, materials furnished or services rendered in connection with constructing, improving or repairing the Leased Property in respect of which liens may or could be filed against the Leased Property.

5.20     Securities Law Compliance.  Citizens’ common shares are traded on the NASDAQ Global Market under the symbol of “CITZ.”  Citizens has complied in all material respects with all applicable state, federal or foreign securities laws, statutes, rules, regulations or orders, injunctions or decrees of any applicable government agency relating thereto.  Since January 1, 2011, Citizens has filed all reports and other documents required to be filed by it under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and the Securities Act of 1933, as amended (the “1933 Act”), including Citizens’ Annual Report on Form 10-K for the year ended December 31, 2012, copies of which have previously been delivered to First Merchants.  Since January 1, 2011, all such Securities and Exchange Commission filings were true, accurate and complete in all material respects as of the dates of the filings (except for information included therein as of a certain date, which shall have been true and correct as of such date), and no such filings, at the time they were filed, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, at the time and in the light of the circumstances under which they were made, not false or misleading.

5.21     Broker’s or Finder’s Fees.  Except for River Branch Capital LLC, no agent, broker or other person acting on behalf of Citizens or any Subsidiary or under any authority of Citizens or any Subsidiary is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto, other than attorneys’ or accountants’ fees, in connection with any of the transactions contemplated by this Agreement.

5.22     Shareholder Rights Plan.  Neither Citizens nor the Bank has a shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of Citizens or the Bank or which may be considered an anti-takeover mechanism.

5.23     Indemnification Agreements.  Except as set forth in the Citizens Disclosure Letter, neither Citizens nor the Bank is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against any liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation, Articles of Association or By-Laws of Citizens and the Bank.

5.24     Nonsurvival of Representations and Warranties.  The representations and warranties contained in this Section 5 shall expire on the Effective Date or the earlier termination of this Agreement, and thereafter Citizens and the Subsidiaries and all directors and officers of Citizens and the Subsidiaries shall have no further liability with respect thereto.

SECTION 6

REPRESENTATIONS AND
WARRANTIES OF FIRST MERCHANTS

First Merchants hereby makes the following representations and warranties set forth below to Citizens with respect to itself and FMB.  For the purposes of this Section, “First Merchants Disclosure Letter” is defined as a letter referencing Section 6 of this Agreement which shall be prepared by First Merchants and delivered to Citizens contemporaneous with the execution of this Agreement.

6.1       Organization and Qualification.  First Merchants is a corporation duly organized and validly existing under the laws of the State of Indiana and FMB is a national bank duly organized and validly existing under the laws of the United States of America.  Each has the corporate power and authority to conduct its business in the manner and by the means utilized as of the date hereof.  First Merchants and FMB have the power and authority (corporate or otherwise) to conduct their respective businesses in the manner and by the means utilized as of the date hereof.  First Merchants’ only subsidiaries are FMB and the other entities listed on Exhibit 21 to First Merchants’ Annual Report on Form 10-K as of and for the period ending December 31, 2012 (the “First Merchant Subsidiaries”).  FMB is subject to primary federal regulatory supervision and regulation by the OCC.

6.2       Authorization.

(a)      First Merchants and FMB have the corporate power and authority to enter into this Agreement and to carry out their obligations hereunder subject to the conditions precedent set forth in Section 9.  The Agreement, when executed and delivered, will have been duly authorized and will constitute a valid and binding obligation of First Merchants and FMB, subject to the conditions precedent set forth in Section 9 hereof, enforceable in accordance with its terms, except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt, or other laws of general application relating to or affecting the enforcement of creditor’s rights The Board of Directors of First Merchants and FMB have approved the Merger and Bank Merger pursuant to the terms and conditions of this Agreement and the Bank Merger Agreement.

(b)      Except as set forth in the First Merchants Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, subject to the conditions precedent set forth in Section 9 hereof does or will (i) conflict with, result in a breach of, or constitute a default under either First Merchants’ or FMB’s Articles of Incorporation, Articles of Association or By-laws; (ii) conflict with, result in a breach of, or constitute a default under any federal, foreign, state, or local law, statute, ordinance, rule, regulation, or court or administrative order or decree, or any note, bond, indenture, mortgage, security agreement, contract, arrangement, or commitment, to which either First Merchants or FMB is subject or bound, the result of which would materially affect the business or financial condition of First Merchants and its subsidiaries, taken as a whole; (iii) result in the creation of, or give any person, corporation or entity the right to create, any lien, charge, claim, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of either First Merchants or FMB; (iv) terminate, or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform, any note, bond, indenture, mortgage, security agreement, contract, arrangement, or commitment to which First Merchants or FMB is a party or by which either First Merchants or FMB is subject or bound, the result of which would have a Material Adverse Effect on First Merchants; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, either First Merchants or FMB is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, mortgage, security agreement, contract, arrangement, or commitment.

(c)      Other than in connection or in compliance with the provisions of the Bank Holding Company Act of 1956, the Bank Merger Act, federal and state securities laws, and applicable federal and Indiana banking statutes and Indiana corporate statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by First Merchants and FMB of the transactions contemplated by this Agreement.

(d)      Except as set forth in the First Merchants Disclosure Letter, other than those filings, authorizations, consents and approvals referenced in Section 6.2(c) above and filings and approvals relating to the listing of the shares of First Merchants common stock to be issued in the Merger on the NASDAQ Global Select Market and certain other filings and approvals with NASDAQ relating to the change in the number of shares of First Merchants outstanding as a result of the Merger, no notice to, filing with, authorization of, execution by, or consent or approval of, any third party is necessary for the consummation by First Merchants of the transactions contemplated by this Agreement, except for such authorizations, exemptions, consents or approvals, the failure of which to obtain, would not be reasonably likely to result in a Material Adverse Effect.

6.3       Capitalization.

(a)      As of December 31, 2012, First Merchants had 50,000,000 shares of First Merchants Common Stock authorized, without par value, of which 28,692,616 shares were issued and outstanding.  Such issued and outstanding shares of First Merchants Common Stock have been duly and validly authorized by all necessary corporate action of First Merchants, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholders.

(b)      First Merchants has authorized 500,000 shares of preferred stock, without par value (“First Merchants Preferred Stock”).  First Merchants has designated 116,000 of those shares of First Merchants Preferred Stock as Fixed Rate Cumulative Perpetual Preferred Stock, Series A authorized, $1,000 per share liquidation amount, no shares of which are currently outstanding.  First Merchants also has designated 90,823.23 shares of the First Merchants Preferred Stock as Senior Non-Cumulative Perpetual Preferred Stock, Series B authorized, $1,000 per share liquidation amount, 68,087 shares of which are currently held by the U.S. Department of the Treasury.

(c)      The shares of First Merchants Common Stock to be issued pursuant to the Merger will be duly authorized, fully paid, validly issued and nonassessable and subject to no preemptive rights.

6.4       Organizational Documents.  The Articles of Incorporation and By-laws of First Merchants in force as of the date hereof have been delivered to Citizens.  The documents delivered by it represent true, accurate and complete copies of the corporate documents of First Merchants in effect as of the date of this Agreement.

6.5       Compliance with Law.  Except as set forth in the First Merchants Disclosure Letter, neither First Merchants nor any Subsidiary has engaged in any activity nor taken or omitted to take any action which has resulted or, to the knowledge of “First Merchants’ Management” (as defined below) could reasonably be expected to result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could reasonably be expected to have a Material Adverse Effect.  Except as set forth in the First Merchants Disclosure Letter, First Merchants and each Subsidiary possess all licenses, franchises, permits and other authorizations necessary for the continued conduct of their respective businesses without material interference or interruption.  Neither First Merchants nor any of the Subsidiaries are subject to any agreement or understanding with, or order and directive of, any regulatory agency or government authority with respect to the business or operations of First Merchants or FMB.  Except as set forth in the First Merchants Disclosure Letter, FMB has not received any notice of enforcement actions or criticisms since January 1, 2010 from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder.  Except as set forth in the First Merchants

Disclosure Letter, First Merchants has not received any notice of enforcement actions or criticisms since January 1, 2010 from any regulatory agency or government authority relating to its compliance with any securities, tax or employment laws applicable to First Merchants.

6.6       Litigation and Pending Proceedings.  Except as set forth in the First Merchants Disclosure Letter, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or to the knowledge of “First Merchants’ Management” (as defined below) threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does First Merchants’ Management have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) which could be reasonably expected to have a Material Adverse Effect.  To the knowledge of First Merchants’ Management, there are no material uncured violations, criticisms or exceptions, or violations with respect to which material refunds or restitutions may be required, cited in any report, correspondence or other communication to First Merchants as a result of an examination by any regulatory agency or body.

6.7       Financial Statements.

(a)      First Merchants’ consolidated audited balance sheets as of the end of the two fiscal years ended December 31, 2012 and 2011, the unaudited consolidated balance sheet for the three months ended March 31, 2013 and the related consolidated statements of income, shareholders’ equity and cash flows for the years or period then ended (hereinafter collectively referred to as the “First Merchants Financial Information”) present fairly the consolidated financial condition or position of First Merchants as of the respective dates thereof and the consolidated results of operations of First Merchants for the respective periods covered thereby and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis.

(b)      All loans reflected in the First Merchants Financial Information and which have been made, extended or acquired since March 31, 2013 (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) to the extent that FMB has a security interest in collateral or a mortgage securing such loans, are secured by perfected security interests or mortgages naming FMB as the secured party or mortgagee, except for such unperfected security interests or mortgages naming FMB as secured party or mortgagee which, on an individual loan basis, would not materially adversely affect the value of any such loan and the recovery of payment on any such loan if FMB is not able to enforce any such security interest or mortgage.

6.8       Absence of Certain Changes.  Except for events and conditions relating to the business and interest rate environment in general, the accrual or payment of Merger-related expenses, or as set forth in the First Merchants Disclosure Letter, since March 31, 2013, no events have occurred which could reasonably be expected to have a Material Adverse Effect.  Between the period from March 31, 2013 to the date of this Agreement, First Merchants and each Subsidiary have carried on their respective businesses in the ordinary and usual course consistent with their past practices (excluding (a) the incurrence of fees and expenses of professional advisors related to this Agreement and the transactions contemplated hereby and (b) any borrowings in connection with a refinance of its subordinated debt or redemption of preferred shares) and, other than any redemption of First Merchants preferred shares currently held by the U.S. Department of the Treasury, there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to First Merchants’ common shares (other than normal quarterly cash dividends) or any split, combination or reclassification of any stock of First Merchants or any Subsidiary or any issuance or the authorization of any issuance of any securities in respect of, or in lieu of, or in substitution for First Merchants’ common shares.

6.9       Absence of Undisclosed Liabilities.  Except as set forth in the First Merchants Disclosure Letter, neither First Merchants nor FMB has any liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the Financial Information, (b) any agreement, contract, obligation, commitment, arrangement, liability, lease or license which individually is less than $400,000 per year and which may be terminated within one year from the date of this Agreement, and (c) unfunded loan commitments made in the ordinary course of the Bank’s business consistent with past practices.

6.10     Title to Assets.

(a)      Except as set forth in the First Merchants Disclosure Letter, First Merchants and each Subsidiary have good and marketable title in fee simple absolute to all personal property reflected in the March 31, 2013 Financial Information, good and marketable title to all other properties and assets which First Merchants or any Subsidiary purports to own, good and marketable title to or right to use by terms of any lease or contract all other property used in First Merchants’ or any Subsidiary’s business, and good and marketable title to all property and assets acquired since March 31, 2013, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges, claims or encumbrances of any nature, except such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the use of the property and which would not have a Material Adverse Effect.

(b)      The operation by First Merchants or any Subsidiary of its furniture, fixtures, machinery, equipment, computer software and hardware, and all other tangible personal property is in compliance with all applicable laws, ordinances, rules and regulations of any governmental authority or third party having jurisdiction over such use except for such noncompliance that would not have a Material Adverse Effect.

6.11     Loans and Investments.

(a)      Except as set forth in the First Merchants Disclosure Letter, there is no loan of any other Subsidiary in excess of $1,000,000 that has been classified by First Merchants applying bank regulatory examination standards as “Other Loans Specially Mentioned,” “Substandard,” “Doubtful” or “Loss,” nor is there any loan of FMB in excess of $1,000,000 that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectibility.  Any bank Subsidiary’s loan watch list and all loans in excess of $1,000,000 that First Merchants’ Management has determined to be ninety (90) days or more past due with respect to principal or interest or has placed on nonaccrual status are set forth in the First Merchants Disclosure Letter.

(b)      The reserves for loan and lease losses and the carrying value for other real estate owned  which are shown on each of the balance sheets contained in the Financial Information are adequate in the judgment of management and consistent with applicable bank regulatory standards and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding and other real estate owned (including accrued interest receivable) as of the applicable date of such balance sheet.

(c)      Except as set forth in the First Merchants Disclosure Letter, none of the investments reflected in the Financial Information and none of the investments made by First Merchants or any Subsidiary since March 31, 2013 is subject to any restrictions, whether contractual or statutory, which materially impairs the ability of First Merchants or any Subsidiary to dispose freely of such investment at any time.  Except as set forth in the First Merchants Disclosure Letter, neither First Merchants nor any Subsidiary is a party to any repurchase agreements with respect to securities.

6.12     Employee Benefit Plans.

(a)      The First Merchants Disclosure Letter contains a list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, which (i) is subject to any provision of ERISA, and (ii) is currently maintained, administered or contributed to by First Merchants or any entity, trade or business that, together with First Merchants, would be treated as a single employer under the provisions of Code Sections 414(b), (c), (m) or (o) (“First Merchants ERISA Affiliate”), and covers any employee, director or former employee or director of First Merchants or any First Merchants ERISA Affiliate under which First Merchants or any First Merchants ERISA Affiliate has any liability.  The First Merchants Disclosure Letter also contains a list of all “employee benefit plans” as defined under ERISA which have been terminated by First Merchants or any First Merchants ERISA Affiliate since January 1, 2008.  Copies of such plans (and, if applicable, related trust agreements or insurance contracts) and all amendments thereto and written interpretations thereof have been furnished to First Merchants together with the three most recent annual reports (Form 5500) prepared in connection with any such plan and the current summary plan descriptions (and any summary of material modifications thereto).  Such plans are hereinafter referred to individually as an “Employee Plan” and collectively as the “Employee Plans.”  The Employee Plans which individually or collectively would constitute an “employee pension benefit plan” as defined in Section 3(2)(A) of ERISA are identified as such in the list referred to above.

(b)      The Employee Plans have been operated in material compliance with all applicable laws, regulations, rulings and other requirements, as well as pursuant to the terms of their governing documents (to the extent consistent with ERISA).

(c)      To the knowledge of First Merchants’ Management, no “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, for which no statutory or administrative exemption exists, and no “reportable event,” as defined in Section 4043(c) of ERISA, for which a notice is required to be filed, has occurred with respect to any Employee Plan that could subject First Merchants to material taxes or penalties.  Neither First Merchants nor any First Merchants ERISA Affiliate has any material liability to the PBGC, to the IRS, to the DOL, to the Employee Benefits Security Administration, with respect to any Employee Plan, except for routine premium payments to the PBGC.

(d)      To the knowledge of First Merchants’ Management, no “fiduciary,” as defined in Section 3(21) of ERISA, of an Employee Plan has failed to comply with the requirements of Section 404 of ERISA in such a way as to cause material liability to First Merchants or any First Merchants ERISA Affiliate.

(e)      Each of the Employee Plans which is intended to be qualified under Code Section 401(a) has been timely amended to comply in all material respects with the applicable requirements of the Code.  Except as set forth in the First Merchants Disclosure Letter, First Merchants and/or any First Merchants ERISA Affiliate, as applicable, sought and received favorable determination letters from the IRS and has furnished to Citizens copies of the most recent IRS determination letters with respect to any such Employee Plan that is intended to be qualified under Code Section 401(a).

(f)       No Employee Plan has incurred an “accumulated funding deficiency,” as determined under Code Section 412 and ERISA Section 302.   First Merchants has at all times met the minimum funding standard, and has made all contributions required, under Code Section 412 and ERISA Section 302.  No facts or circumstances exist that may subject First Merchants, or any First Merchants ERISA Affiliate, to any liability under ERISA Sections 4062, 4063 or 4064.  Neither First Merchants nor any First Merchants ERISA Affiliate ever has engaged in any transaction within the meaning of ERISA Section 4069.  Except as disclosed in the First Merchants Disclosure Letter, there exist no facts or circumstances which could subject First Merchants, or any First Merchants ERISA Affiliate thereof, to withdrawal liability within the meaning of ERISA Section 4201 or to contingent withdrawal liability under ERISA Section 4204.  Neither First Merchants nor any First Merchants ERISA Affiliate ever has been a party to a transaction within the meaning of ERISA Section 4212(c).

(g)      No Employee Plan subject to Title IV of ERISA has been terminated or incurred a partial termination (either voluntarily or involuntarily), in such a way as to cause material additional liability to First Merchants or any First Merchants ERISA Affiliate.

(h)      No claims involving an Employee Plan (other than normal benefit claims) have been filed in a court of law or, to the knowledge of First Merchants’ Management, have been threatened to be filed in a court of law.

(i)       There is no contract, agreement, plan or arrangement covering any employee, director or former employee or director of First Merchants or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G or Section 162(a)(1) of the Code.

(j)       To the knowledge of First Merchants’ Management, no event has occurred that would cause the imposition of the tax described in Code Section 4980B on First Merchants or any First Merchants ERISA Affiliate.  To the knowledge of First Merchants’ Management, First Merchants has materially complied with all requirements of ERISA Section 601, as applicable, with respect to any Employee Plan.

(k)      The First Merchants Disclosure Letter contains a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) was entered into, maintained or contributed to, as the case may be, by First Merchants or any Subsidiary and (iii) covers any employee, director or former employee or director of First Merchants or any Subsidiary.  Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to First Merchants, are hereinafter referred to collectively as the “First Merchants Benefit Arrangements.”  Each of the First Merchants Benefit Arrangements has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such First Merchants Benefit Arrangements.

(l)       Except as set forth in the First Merchants Disclosure Letter, neither First Merchants nor any First Merchants ERISA Affiliate has any present or future liability in respect of post-retirement health and medical benefits for former employees or directors of First Merchants or any First Merchants ERISA Affiliate.

(m)     Except as set forth in the First Merchants Disclosure Letter, there has been no amendment to, written interpretation or announcement (whether or not written) by First Merchants or any First Merchants ERISA Affiliate relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement administered by First Merchants or any First Merchants ERISA Affiliate which would increase materially the expense of maintaining such Employee Plans or First Merchants Benefit Arrangements above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2012.

(n)      Except as otherwise provided in the First Merchants Disclosure Letter, the transactions contemplated by the Agreement will not cause acceleration of vesting in, or payment of, any material benefits under any Employee Plan or Benefit Arrangement and will not otherwise materially accelerate or increase any obligation under any Employee Plan or Benefit Arrangement.

(o)      With respect to any nonqualified deferred compensation plan that is subject to Code Section 409A, such plan has been identified on the Disclosure Letter and has been operated in accordance with, and is in documentary compliance with, Section 409A of the Code and the guidance issued thereunder.

6.13     Obligations to Employees.  Except as set forth in the First Merchants Disclosure Letter, all accrued obligations and liabilities of First Merchants and any Subsidiary, whether arising by operation of law, by contract or by past custom, for payments to trust or other funds, to any government agency or body or to any individual director, officer, employee or agent (or his heirs, legatees or legal representative) with respect to unemployment compensation or social security benefits and all pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, restricted stock grant, stock appreciation rights or profit sharing plan, any employment, deferred compensation, consultant, bonus or collective bargaining agreement or group insurance contract or other incentive, welfare or employee benefit plan or agreement maintained by First Merchants or any Subsidiary for their current or former directors, officers, employees and agents have been and are being paid to the extent required by law or by the plan or contract, and adequate actuarial accruals and/or reserves for such payments have been and are being made by First Merchants or any Subsidiary in accordance with generally accepted accounting and actuarial principles, except where the failure to pay any such accrued obligations or liabilities or to maintain adequate accruals and/or reserves for payment thereof would not have a Material Adverse Effect.  Except as set forth in the First Merchants Disclosure Letter, all obligations and liabilities of First Merchants and any Subsidiary, whether arising by operation of law, by contract, or by past custom, for all forms of compensation which are or may be payable to their current or former directors, officers, employees or agents have been and are being paid, and adequate accruals and/or reserves for payment therefor have been and are being made in accordance with generally accepted accounting principles, except where the failure to pay any such obligations and liabilities or to maintain adequate accruals and/or reserves for payment thereof would not have a Material Adverse Effect.  All accruals and reserves referred to in this Section 6.13 are correctly and accurately reflected and accounted for in the books, statements and records of First Merchants and any Subsidiary, except where the failure to correctly and accurately reflect and account for such accruals and reserves would not have a Material Adverse Effect.

6.14     Taxes, Returns and Reports.  First Merchants and FMB have (a) duly filed all federal, state, local and foreign tax returns of every type and kind required to be filed by them as of the date hereof, and each return is true, complete and accurate in all material respects; (b) paid all material taxes, assessments and other governmental charges due and payable or claimed to be due and payable upon them or any of their income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force).  Except for taxes not yet due and payable, the reserve for taxes on the First Merchants Financial Information is adequate to cover all of First Merchants’ and FMB’s tax liabilities (including, without limitation, income taxes and franchise fees) that may become payable in future years with respect to any transactions consummated prior to March 31, 2013.  Neither First Merchants nor FMB has or will have, any liability for taxes of any nature for or with respect to the operation of their business, including the assets of any subsidiary, from March 31, 2013, up to and including the Effective Date, except to the extent reflected on the First Merchants Financial Information or on financial statements of First Merchants or any subsidiary subsequent to such date and as set forth in the First Merchants Disclosure Letter.  Neither First Merchants nor FMB has received written notice that it is currently under audit by any state or federal taxing authority.  Except as set forth in the First Merchants Disclosure Letter, none of the federal, state, or local tax returns of First Merchants or FMB have been audited by any taxing authority during the past five (5) years.

6.15     Deposit Insurance.  The deposits of FMB are insured by the FDIC in accordance with the Federal Deposit Insurance Act, and FMB has paid all premiums and assessments with respect to such deposit insurance.

6.16     Reports.  Since January 1, 2011, First Merchants and its subsidiaries have timely filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with the Regulatory Authorities having jurisdiction over the affairs of First Merchants and FMB, except where such failure would not have a Material Adverse Effect.  All such reports filed by First Merchants and its subsidiaries complied in all material respects with all applicable rules and regulations promulgated by the applicable Regulatory Authorities and are true, accurate and complete in all material respect and, to the extent required, were prepared in conformity with generally accepted regulatory accounting principles applied on a consistent basis.

6.17     Absence of Defaults.  First Merchants is not in violation of its Articles of Incorporation or By-Laws or, to the knowledge of First Merchants’ Management, in default under any material agreement, commitment, arrangement, loan, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event known to First Merchants’ Management that, with the lapse of time or giving of notice or both, would constitute such a default, except for defaults which would not have a Material Adverse Effect.

6.18     Tax and Regulatory Matters.  Neither First Merchants nor FMB has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (a) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (b) materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.

6.19     Real Property.

(a)      A list of the locations of each parcel of real property owned by First Merchants or FMB (other than real property acquired in foreclosure or in lieu of foreclosure in the course of the collection of loans and being held by First Merchants or FMB for disposition as required by law) is set forth in the First Merchants Disclosure Letter under the heading of “First Merchants Owned Real Property” (such real property being herein referred to as the “First Merchants Owned Real Property”).  A list of the locations of each parcel of real property leased by First Merchants or FMB is also set forth in the First Merchants Disclosure Letter under the heading of “First Merchants Leased Real Property” (such real property being herein referred to as the “First Merchants Leased Real Property”).  First Merchants shall update the First Merchants Disclosure Letter within ten (10) days after acquiring or leasing any real property after the date hereof.  Collectively, the First Merchants Owned Real Property and the First

Merchants Leased Real Property are herein referred to as the “First Merchants Real Property.”

(b)      There is no pending action involving First Merchants or FMB as to the title of or the right to use any of the First Merchants Real Property.

(c)      Neither First Merchants nor FMB has any interest in any other real property except interests as a mortgagee, and except for any real property acquired in foreclosure or in lieu of foreclosure and being held for disposition as required by law.

(d)      Except as set forth in the First Merchants Disclosure Letter, (i) none of the buildings, structures or other improvements located on the First Merchants Owned Real Property encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way or “setback” line and all such buildings, structures; and (ii) improvements are located and constructed in conformity with all applicable zoning ordinances and building codes.

(e)      Except as set forth in the First Merchants Disclosure Letter, (i) none of the buildings, structures or improvements located on the First Merchants Owned Real Property are the subject of any official complaint or notice by any governmental authority of violation of any applicable zoning ordinance or building code; and (ii) there is no zoning ordinance, building code, use or occupancy restriction or condemnation action or proceeding pending, or, to the best knowledge of First Merchants’ Management, threatened, with respect to any such building, structure or improvement.  Except as set forth in the First Merchants Disclosure Letter, the First Merchants Real Property is in good condition for its intended purpose, ordinary wear and tear excepted, and has been maintained (as to the Leased Property, to the intent required to be maintained by First Merchants or FMB) in accordance with reasonable and prudent business practices applicable to like facilities.  The First Merchants Owned Real Property has been used and operated in compliance with all applicable laws, statutes, rules, regulations and ordinances applicable thereto.

(f)       Except as may be reflected in the First Merchants Financial Information or with respect to such easements, liens, defects, encumbrances, real estate taxes and assessments or other monetary obligations such as contributions to an Owner’s Association, as do not individually or in the aggregate materially adversely affect the use or value of the First Merchants Owned Real Property, First Merchants and FMB have, and at the Closing Date will have, good and marketable title to their respective First Merchants Owned Real Property, free and clear of all liens, mortgages, security interests, encumbrances and restrictions of any kind or character.

(g)       Except as set forth in the First Merchants Disclosure Letter and to the knowledge of First Merchants’ Management, neither First Merchants nor FMB has caused or allowed the generation, treatment, storage, disposal or release at any First Merchants Real Property of any Toxic Substance, except in compliance with all applicable federal, state and local laws and regulations and except where such noncompliance would not reasonably be expected to have a Material Adverse Effect.

(h)       Except as disclosed in the First Merchants Disclosure Letter and to the knowledge of First Merchants’ Management, there are no underground storage tanks located on, in or under any First Merchants Owned Real Property and no such First Merchants Owned Real Property has previously contained an underground storage tank.  Except as set forth in the First Merchants Disclosure Letter and to the knowledge of First Merchants’ Management, neither First Merchants nor FMB own or operate any underground storage tank at any First Merchants Leased Real Property and no such First Merchants Leased Real Property has previously contained an underground storage tank.  To the knowledge of First Merchants’ Management, no First Merchants Real Property is or has been listed on the CERCLIS.

(i)        Except as set forth in the First Merchants Disclosure Letter and to the knowledge of First Merchants’ Management, , no Toxic Substance has been released, spilled, discharged or disposed at, in, on or under any First Merchants Real Property nor, to the knowledge of First Merchants’ Management, are there any other conditions or circumstances affecting any First Merchants Real Property, in each case, which would reasonably be expected to have a Material Adverse Effect.

(j)        To the knowledge of First Merchants’ Management, the First Merchants Real Property is not “property” within the definition of Indiana Code 13-11-2-174.  To the knowledge of First Merchants’ Management, neither First Merchants nor FMB is required to provide a “disclosure document” to First Merchants as a result of the Merger pursuant to the Indiana Responsible Property Transfer Law (I.C. §  13-25-3-1 et seq.).

(k)       To the knowledge of First Merchants’ Management, there are no mechanic’s or materialman’s liens against the Leased Property, and no unpaid claims for labor performed, materials furnished or services rendered in connection with constructing, improving or repairing the Leased Property in respect of which liens may or could be filed against the Leased Property.

6.20     Securities Law Compliance.  First Merchants’ common stock is traded on the NASDAQ Global Select Market under the symbol of “FRME.”  First Merchants has complied in all material respects with all applicable state, federal or foreign securities laws, statutes, rules, regulations or orders, injunctions or decrees of any applicable government agency relating thereto.  Since January 1, 2011, First Merchants has filed all reports and other documents required to be filed by it under the 1934 Act and the 1933 Act, including First Merchants’ Annual Report on Form 10-K for the year ended December 31, 2012, copies of which have previously been delivered to Citizens.  Since January 1, 2011, all such SEC filings were true, accurate and complete in all material respects as of the dates of the filings (except for information included therein as of a certain date, which shall have been true and correct as of such date), and no such filings, at the time they were filed, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, at the time and in the light of the circumstances under which they were made, not false or misleading.

6.21     Broker’s or Finder’s Fees.  Other than Sandler O’Neill & Partners, L.P., no agent, broker or other person acting on behalf of First Merchants or under any authority of First

Merchants is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto, other than attorneys’ or accountants’ fees, in connection with any of the transactions contemplated by this Agreement.

6.22     Indemnification Agreements.  Except as set forth in the First Merchants Disclosure Letter, neither First Merchants nor FMB is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against any liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or By-Laws of First Merchants and FMB.

6.23     Nonsurvival of Representations and Warranties.  The representations and warranties contained in this Section 6 shall expire on the Effective Date or the earlier termination of this Agreement, and thereafter First Merchants and all directors and officers of First Merchants shall have no further liability with respect thereto.

SECTION 7

COVENANTS OF CITIZENS

Citizens covenants and agrees with First Merchants and covenants and agrees to cause the Subsidiaries to act, as follows:

7.1       Shareholder Approval.  Citizens shall submit this Agreement to its shareholders for approval at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and By-Laws of Citizens as soon as reasonably practicable following the effectiveness of the Registration Statement provided for in Section 8.2 below, and the Board of Directors of Citizens shall recommend to the shareholders of Citizens that such shareholders approve this Agreement and shall not thereafter withdraw or modify its recommendation, except as otherwise provided in Section 7.5 hereof.  The Board of Directors of Citizens shall use its reasonable best efforts to obtain any vote of its shareholders necessary for the approval of this Agreement.

7.2       Other Approvals.  As soon as reasonably practicable following the date hereof, Citizens and the Bank shall use their reasonable best efforts to procure upon reasonable terms and conditions any consents, authorizations, approvals, registrations, and certificates from any applicable Regulatory Authorities as may be required by applicable law, and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger and the Bank Merger on the terms and conditions provided in this Agreement.

7.3       Conduct of Business.

(a)      On and after the date of this Agreement and until the Effective Date or until this Agreement shall be terminated as herein provided, neither Citizens nor any Subsidiary shall, without the prior written consent of First Merchants, such consent not to be unreasonably withheld, (i) make any changes in their capital structure, including, but not limited to the redemption of shares of common stock; (ii) authorize an additional class of stock or issue, or authorize the issuance of, stock, except for issuances under

Section 3.2(a) above; (iii) declare, distribute or pay any dividends on their common shares, or authorize a stock split, or make any other distribution to their shareholders, except for the payment by the Bank to Citizens of dividends to pay Citizens’ expenses of operations and its business and payment of fees and expenses incurred in connection with the transactions contemplated by this Agreement and Citizens’ payment of a $0.01 per share of Common Stock quarterly dividend in accordance with past practice; provided, however, Citizens and First Merchants shall coordinate Citizens dividend schedule so that Citizens’ shareholders do not receive dividends on both First Merchants Common Stock and Citizens Common Stock for the same calendar quarter; (iv) subject to Section 7.5 below, merge, combine or consolidate with or sell their assets or any of their securities to any other person, corporation or entity, effect a share exchange or enter into any other transaction not in the ordinary course of business; (v) incur any new liability or obligation, make any new commitment, payment or disbursement, enter into any new contract, agreement, understanding or arrangement or engage in any new transaction, or acquire or dispose of any property or asset the fair market value of which exceeds $100,000, in the aggregate, except for payments or disbursements made in the ordinary course of business consistent with past practice, the acquisition or disposition of personal or real property in connection with either foreclosures on mortgages or enforcement of security interests, and the origination or sale of loans by the Bank in the ordinary course of business; (vi) subject any of their properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance, except for such mortgages, liens or other encumbrances incurred in the ordinary course of business consistent with past practice; (vii) promote or increase or decrease the rate of compensation (except for promotions and non-material increases in the ordinary course of business and in accordance with past practices) or enter into any agreement to promote or increase or decrease the rate of compensation of any director, officer or employee of Citizens or any Subsidiary; (viii) except as set forth in the Citizens Disclosure Letter, as specifically authorized by this Agreement or as required by applicable law, execute, create, institute, modify or amend any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right or profit sharing plans, any employment, deferred compensation, consultant, bonus or collective bargaining agreement, group insurance contract or other incentive, welfare or employee benefit plan or agreement for current or former directors, officers or employees of Citizens or any Subsidiary, change the level of benefits or payments under any of the foregoing or increase or decrease any severance or termination pay benefits or any other fringe or employee benefits or pay any bonuses other than as required by law or regulatory authorities; (ix) amend their Articles of Incorporation or By-Laws from those in effect on the date of this Agreement; (x) except as set forth in the Citizens Disclosure Letter or as specifically authorized by this Agreement, modify, amend or institute new employment policies or practices, or enter into, renew or extend any employment or severance agreements with respect to any present or former directors, officers or employees of Citizens or any Subsidiary; (xi) give, dispose, sell, convey, assign, hypothecate, pledge, encumber or otherwise transfer or grant a security interest in any capital stock of any Subsidiary; (xii) fail to make additions to the Bank’s reserve for loan losses, or any other reserve account, in the ordinary course of business and in accordance with sound banking practices; (xiii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity; and (xiv) agree in writing or otherwise to take any of the foregoing actions.

(b)      Citizens and each Subsidiary shall maintain, or cause to be maintained, in full force and effect insurance on its properties and operations and fidelity coverage on its directors, officers and employees in such amounts and with regard to such liabilities and hazards as customarily are maintained by other companies operating similar businesses.

(c)      Citizens shall provide and shall cause the Subsidiaries to provide First Merchants and its representatives full access, during normal business hours and on reasonable advance notice to Citizens, to further information (to the extent permissible under applicable law) and the Bank’s premises for purposes of (i) observing the Bank’s business activities and operations and to consult with Citizens’ officers and employees regarding the same on an ongoing basis to verify compliance by Citizens with all terms of this Agreement, and (ii) making all necessary preparations for conversion of the Bank’s information technology systems; provided, however, that the foregoing actions shall not unduly interfere with the business operations of Citizens or the Subsidiaries.  First Merchants will use such information as is provided to it by Citizens or the Subsidiaries, or representatives thereof, solely for the purpose of conducting business, legal and financial reviews of Citizens and the Subsidiaries and for such other purposes as may be related to this Agreement, and First Merchants will, and will direct all of its agents, employees and advisors to, maintain the confidentiality of all such information in accordance with the terms of Section 8.5 below.

7.4       Preservation of Business.  On and after the date of this Agreement and until the Effective Date or until this Agreement is terminated as herein provided, Citizens and the Subsidiaries shall (a) carry on their business diligently, substantially in the same manner as heretofore conducted, and in the ordinary course of business; (b) use commercially reasonable efforts to preserve their business organizations intact, to keep their present officers and employees and to preserve their present relationship with customers and others having business dealings with them; and (c) not do or fail to do anything which will cause a material breach of, or material default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which they are a party or by which they are or may be subject or bound.

7.5       Other Negotiations.

(a)      Citizens shall not, and shall cause the Bank to not, during the term of this Agreement, directly or indirectly, solicit, encourage or facilitate inquiries or proposals or enter into any agreement with respect to, or initiate or participate in any negotiations or discussions with any person or entity concerning, any proposed transaction or series of transactions involving or affecting Citizens or the Bank (or the securities or assets of either) that, if effected, would constitute an acquisition of control of either Citizens or the Bank within the meaning of 12 U.S.C. §1817(j) (disregarding the exceptions set forth in 12 U.S.C. §1817(j)(17)) and the regulations of the Federal Reserve Board thereunder

(each, an “Acquisition Proposal”), or furnish any information to any person or entity proposing or seeking an Acquisition Proposal.

(b)      Notwithstanding the foregoing, in the event that Citizens’ Board of Directors determines in good faith and after consultation with outside counsel, that in light of an Acquisition Proposal, it is necessary to provide such information or engage in such negotiations or discussions in order to act in a manner consistent with such Board’s fiduciary duties, Citizens’ Board of Directors may, in response to an Acquisition Proposal which was not solicited by or on behalf of Citizens or the Bank or which did not otherwise result from a breach of Section 7.5(a), subject to its compliance with Section 7.5(c), (i) furnish information with respect to Citizens or the Bank to such person or entity making such Acquisition Proposal pursuant to a customary confidentiality agreement that is no less restrictive than the Confidentiality Agreement between Citizens and First Merchants and (ii) participate in discussions or negotiations regarding such Acquisition Proposal.  In the event that Citizens’ Board of Directors determines in good faith and after consultation with outside counsel, that the Acquisition Proposal is a Superior Acquisition Proposal (as defined below) and that it is necessary to pursue such Superior Acquisition Proposal in order to act in a manner consistent with such Board’s fiduciary duties, Citizens may (A) withdraw, modify or otherwise change in a manner adverse to First Merchants, the recommendation of Citizens’ Board of Directors to its shareholders with respect to this Agreement and the Merger, and/or (B) terminate this Agreement in order to concurrently enter into an agreement with respect to such Superior Acquisition Proposal; provided, however, that Citizens’ Board of Directors may not terminate this Agreement pursuant to this Section 7.5(b) unless and until (x) ten (10) business days have elapsed following the delivery to First Merchants of a written notice of such determination by Citizens’ Board of Directors and during such ten (10) business-day period, Citizens and the Bank otherwise cooperate with First Merchants with the intent of enabling the parties to engage in good faith negotiations so that the Merger and other transactions contemplated hereby may be effected and (y) at the end of such ten (10) business-day period Citizens’ Board of Directors continues reasonably to believe the Acquisition Proposal at issue constitutes a Superior Acquisition Proposal.  A “Superior Acquisition Proposal” shall mean any Acquisition Proposal containing terms which Citizens’ Board of Directors determines in its good faith judgment (based on the advice of an independent financial advisor) to be more favorable to Citizens’ shareholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of Citizens’ Board of Directors, is reasonably capable of being obtained by such third party, but shall exclude any Acquisition Proposal the terms of which were made known to Citizens’ Board of Directors prior to the date of this Agreement.

(c)      In addition to the obligations of Citizens set forth in Section 7.5(a) and (b), Citizens shall advise First Merchants orally and in writing as soon as reasonably practicable of any request (whether oral or in writing) for information or of any inquiries, proposals, discussions or indications of interest (whether oral or in writing) with respect to any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the person or entity making such request or Acquisition Proposal.  Citizens shall keep First Merchants reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal, including the status of any discussions or negotiations with respect to any Superior Acquisition Proposal.

7.6       Announcements; Press Releases.  In connection with the execution of this Agreement, Citizens and First Merchants intend to jointly issue a press release mutually acceptable to the parties.  Except as otherwise required by law, neither Citizens nor any Subsidiary shall issue any additional press releases or make any other public announcements or disclosures relating to the Merger without the prior approval of First Merchants.

7.7       Citizens Disclosure Letter.  Citizens shall supplement, amend and update as of the Effective Date the Citizens Disclosure Letter with respect to any matters hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Citizens Disclosure Letter.  If, at any time prior to the Effective Date, Citizens becomes aware of a fact or matter that might indicate that any of the representations and warranties of Citizens herein may be untrue, incorrect or misleading in any material respect, Citizens shall promptly disclose such fact or matter to First Merchants in writing.

7.8       Confidentiality.  Citizens and the Subsidiaries shall use commercially reasonable efforts to cause their respective officers, employees, and authorized representatives to hold in strict confidence all confidential data and information obtained by them from First Merchants, unless such information (a) was already known to Citizens and the Subsidiaries, (b) becomes available to Citizens and the Subsidiaries from other sources, (c) is independently developed by Citizens and the Subsidiaries, (d) is disclosed by Citizens or the Subsidiaries with and in accordance with the terms of prior written approval of First Merchants, or (e) is or becomes readily ascertainable from public or published information or trade sources or public disclosure of such information is required by law or requested by a court or other governmental agency, commission, or regulatory body.  Citizens and the Subsidiaries further agree that, in the event this Agreement is terminated, they will return to First Merchants, or destroy, all information obtained by Citizens and the Subsidiaries from First Merchants, including all copies made of such information by Citizens and the Subsidiaries.  This provision shall survive the Effective Date or the earlier termination of this Agreement.

7.9       Cooperation.  Citizens and the Subsidiaries shall generally cooperate with First Merchants and its officers, employees, attorneys, accountants and other agents, and, generally, do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, (a) Citizens shall cooperate and assist First Merchants in preparation of and/or filing of all regulatory applications, the Registration Statement (as defined below), and all other documentation required to be prepared for consummation of the Merger and the Bank Merger and obtaining all necessary approvals, and (b) Citizens shall furnish First Merchants with all information concerning itself and each Subsidiary that First Merchants may request in connection with the preparation of the documentation referenced above.

7.10     Citizens Fairness Opinion.  As soon as reasonably practicable following the date hereof, Citizens shall use its reasonable best efforts to procure the written opinion from River Branch Capital, LLC to the Board of Directors of Citizens to the effect that, as of May 10, 2013, the Exchange Ratio is fair, from a financial point of view, to the holders of Citizens Common Stock (the “Citizens Fairness Opinion”).

7.11     SEC and Other Reports.

(a)      Promptly upon its becoming available, Citizens shall furnish to First Merchants one (1) copy of each financial statement, report, notice, or proxy statement sent by Citizens to its shareholders generally and of each regular or periodic report, registration statement or prospectus filed by Citizens with the SEC or any successor agency, and of any notice or communication received by Citizens from the SEC.

(b)      None of the information supplied or to be supplied by Citizens for inclusion or incorporation by reference in (i) the Registration Statement (as defined in Section 8.2 hereof) will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act of 1933, as amended, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading, and (ii) the Proxy Statement (as defined in Section 8.2 hereof) and any amendment or supplement thereto will, at the date of mailing, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

7.12     Adverse Actions.  Neither Citizens nor the Subsidiaries shall (a) take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Date, (ii) any of the conditions to the Merger set forth in Section 9 not being satisfied, (iii) a material violation of any provision of this Agreement, or (iv) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

7.13     Bank Merger Agreement.  Citizens shall cause the appropriate officers of the Bank to execute and deliver the Bank Merger Agreement contemporaneously herewith.

SECTION 8

COVENANTS OF FIRST MERCHANTS

First Merchants covenants and agrees with Citizens as follows:

8.1       Shareholder Approval.  First Merchants shall submit this Agreement to its shareholders for approval at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and By-Laws of First Merchants as soon as reasonably practicable following the effectiveness of the Registration Statement provided for in Section 8.2 below, and the Board of Directors of First Merchants shall recommend to the shareholders of First Merchants that such shareholders approve this Agreement and shall not thereafter withdraw or modify its recommendation.  The Board of Directors of First Merchants shall use its reasonable best efforts to obtain any vote of its shareholders necessary for the approval of this Agreement.

8.2       Approvals.  As soon as reasonably practicable, but in any event within sixty (60) days following execution and delivery of this Agreement, First Merchants will file an application with the Federal Reserve Board for approval of the Merger and an application with the OCC for approval of the Bank Merger, and take all other appropriate actions necessary to obtain the regulatory approvals referred to herein, and Citizens will use all reasonable and diligent efforts to assist in obtaining all such approvals.  In advance of filing any applications for such regulatory approvals, First Merchants shall provide Citizens and its counsel with a copy of such applications (but excluding any information contained therein regarding First Merchants and its business or operations for which confidential treatment has been requested) and provide an opportunity to comment thereon, and thereafter shall promptly advise Citizens and its counsel of any material communication received by First Merchants or its counsel from any regulatory authorities with respect to such applications.  In addition, First Merchants agrees to prepare, in cooperation with and subject to the review and comment of Citizens and its counsel, a registration statement on Form S-4, including a joint proxy statement of both CFS and First Merchants and a prospectus of First Merchants (the “Registration Statement”), to be filed no later than sixty (60) days after the date hereof by First Merchants with the SEC in connection with the issuance of First Merchants common stock in the Merger (including the proxy statements and prospectus and other proxy solicitation materials of, and to be filed by, Citizens and First Merchants constituting a part thereof (the “Proxy Statement”) and all related documents).  First Merchants agrees to advise Citizens, promptly after First Merchants receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of First Merchants common stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of the receipt of any comment letters from the SEC regarding, or of any request by the SEC for the amendment or supplement of, the Registration Statement, or for additional information.  First Merchants agrees to use its reasonable best efforts to list, prior to the Effective Date, on the NASDAQ Global Select Market (subject to official notice of issuance), the shares of First Merchants Common Stock to be issued to the holders of shares of Citizens Common Stock in the Merger.

8.3       Employee Benefit Plans.

(a)      First Merchants shall take such action as may be necessary so that immediately following the Effective Date employees of Citizens and the Subsidiaries shall be entitled to participate in the employee benefit plans of First Merchants.  With respect to each employee benefit plan or benefit arrangement maintained by First Merchants in which employees of Citizens or the Subsidiaries subsequently participate, for purposes of determining eligibility, vesting, vacation and severance entitlement, First Merchants will ensure that service with Citizens or the Subsidiaries will be treated as service with First Merchants; provided, however, that service with Citizens or the

Subsidiaries shall not be treated as service with First Merchants for purposes of benefit accrual.  Once the Subsidiaries’ employees are covered under First Merchants’ tax-qualified retirement plans, First Merchants, in its sole discretion, shall determine whether Citizens’ and the Subsidiaries’ tax-qualified retirement plan(s) are terminated or merged into First Merchants’ plan(s).  In the event First Merchants determines to terminate the Citizens 401(k) plan, any outstanding participant loans under the Citizens 401(k) plan may be transferred to the First Merchants’ 401(k) plan so that participants can continue to repay outstanding loans via payroll deduction.

(b)      Coverage Under First Merchants’ Health and Welfare Plan.  With respect to First Merchants’ health and welfare plans under which employees of Citizens or the Subsidiaries and their eligible dependents become participants, First Merchants agrees to (i) waive all restrictions and limitations for pre-existing conditions, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by Citizens’ or Subsidiaries’ employees and their eligible dependents under the health plans in which they participated immediately prior to the Effective Date during the portion of the calendar year prior to the Effective Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of First Merchants in which they are eligible to participate after the Effective Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred, and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to an employee of Citizens or the Subsidiaries and his or her eligible dependents on or after the Effective Date, in each case to the extent such employee or eligible dependent had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Date.

(c)      Severance.  To the extent that First Merchants terminates the employment of any employee of Citizens or the Bank on or within six (6) months of the Effective Date, then First Merchants agrees that is shall make a severance payment to such employee(s) in accordance with the terms set forth in Section 8.3(c) of the Citizens Disclosure Letter.

(d)      COBRA.  First Merchants shall be responsible for providing COBRA continuation coverage to any qualified employee or former employee of Citizens or the Subsidiaries and to their respective qualified beneficiaries, on and after the Effective Date, regardless of when the qualifying event occurred.

(e)      Retiree Health Coverage.  First Merchants shall take such action as may be necessary so that immediately following the Effective Date, the retirees of Citizens and the Subsidiaries and dependents listed in Section 5.12(m) of the Citizens Disclosure Letter shall be eligible for medical and prescription drug coverage under the health plans of First Merchants.  Such retirees shall be responsible for the entire cost of such coverage.

8.4       Press Release.  In connection with the execution of this Agreement, Citizens and First Merchants intend to jointly issue a press release mutually acceptable to the parties.  Except as otherwise required by law, neither First Merchants nor FMB shall issue any additional press releases or make any other public announcements or disclosures relating to the Merger or the Bank Merger without the prior approval of Citizens.

8.5       Confidentiality.  First Merchants shall, and shall use its best efforts to cause its subsidiaries, officers, employees, and authorized representatives to, hold in strict confidence all confidential data and information obtained by them from Citizens, unless such information (i) was already known to First Merchants, (ii) becomes available to First Merchants from other sources, (iii) is independently developed by First Merchants, (iv) is disclosed outside of First Merchants with and in accordance with the terms of prior written approval of Citizens, or (v) is or becomes readily ascertainable from public or published information or trade sources or public disclosure of such information is required by law or requested by a court or other governmental agency, commission, or regulatory body.  First Merchants further agrees that in the event this Agreement is terminated, it will return to Citizens, or will destroy, all information obtained by it regarding Citizens or any Subsidiary, including all copies made of such information by First Merchants.  This provision shall survive the Effective Date or the earlier termination of this Agreement.

8.6       Directors and Officers Insurance.

(a)      For a period of at least six (6) years from the Effective Date, First Merchants shall use its reasonable best efforts to obtain an endorsement to its director’s and officer’s liability insurance policy to cover the present and former officers and directors of Citizens and the Bank (determined as of the Effective Date) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Date, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Citizens; provided however, that if First Merchants is unable to obtain such endorsement, then Citizens may purchase tail coverage under its existing director and officer liability insurance policy for such claims; provided further that in no event shall First Merchants be required to expend in the aggregate during each year of such six-year period more than two times the current annual amount spent by Citizens (the “Insurance Amount”) to maintain or procure its current directors’ and officers’ insurance coverage; provided further, that if First Merchants is unable to maintain or obtain the insurance called for by this Section 8.7, First Merchants shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of Citizens or the Bank may be required to make application and provide customary representations and warranties to First Merchants’ insurance carrier for the purpose of obtaining such insurance.

(b)      Following the Effective Date, First Merchants will provide any Citizens or Bank officers, directors and employees who become officers, directors and employees of the Continuing Company or its subsidiaries with the same directors and officers liability insurance coverage and indemnification protections that First Merchants provides to other officers, directors and employees of First Merchants or its subsidiaries.  In addition, First Merchants further agrees to indemnify the current and former directors and officers of Citizens or the Bank after the Effective Date, for the duration of the Tail Coverage

Period, for all actions taken by them prior to the Effective Date in their respective capacities as directors and officers of Citizens or the Bank to the same extent (and subject to the same limitations) as the indemnification provided by Citizens and the Bank under their respective charters and by-laws (as applicable) to such directors and officers immediately prior to the Effective Date.  Notwithstanding the foregoing, the indemnity obligations contained herein shall be limited as may be required by applicable federal banking laws and  regulations.

(c)      If First Merchants shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of First Merchants shall assume the obligations set forth in this Section 8.6.

8.7       SEC and Other Reports.

(a)      Promptly upon its becoming available, First Merchants shall furnish to Citizens one (1) copy of each financial statement, report, notice, or proxy statement sent by First Merchants to its shareholders generally and of each regular or periodic report, registration statement or prospectus filed by First Merchants with the SEC or any successor agency, and of any notice or communication received by First Merchants from the SEC.

(b)      None of the information supplied or to be supplied by First Merchants for inclusion or incorporation by reference in (i) the Registration Statement (as defined in Section 8.2 hereof) will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act of 1933, as amended, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading, and (ii) the Proxy Statement (as defined in Section 8.2 hereof) and any amendment or supplement thereto will, at the date of mailing, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

8.8       First Merchants Disclosure Letter.  First Merchants shall supplement, amend and update as of the Effective Date the First Merchants Disclosure Letter with respect to any matters hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the First Merchants Disclosure Letter.  If, at any time prior to the Effective Date, First Merchants becomes aware of a fact or matter that might indicate that any of the representations and warranties of First Merchants herein may be untrue, incorrect or misleading in any material respect, First Merchants shall promptly disclose such fact or matter to First Merchants in writing.

8.9       Adverse Actions.  Neither First Merchants nor FMB shall (a) take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or

(b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Date, (ii) any of the conditions to the Merger set forth in Section 9 not being satisfied, (iii) a material violation of any provision of this Agreement, or (iv) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

8.10     Cooperation.  First Merchants shall generally cooperate with Citizens and its officers, employees, attorneys, accountants and other agents, and, generally, do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby.

8.11     Bank Merger Agreement.  First Merchants shall cause the appropriate officers of FMB to execute and deliver the Bank Merger Agreement upon approval by FMB’s Board of Directors.

8.12     Preservation of Business.  On and after the date of this Agreement and until the Effective Date or until this Agreement is terminated as herein provided, First Merchants and FMB shall (a) except as set forth in the First Merchants Disclosure Letter, carry on their business diligently, substantially in the same manner as heretofore conducted, and in the ordinary course of business; (b) use commercially reasonable efforts to preserve their business organizations intact, to keep their present officers and employees and to preserve their present relationship with customers and others having business dealings with them; and (c) not do or fail to do anything which will cause a material breach of, or material default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which they are a party or by which they are or may be subject or bound.

8.13     Fairness Opinion.  As soon as reasonably practicable following the date hereof, First Merchants shall use its reasonable best efforts to procure the written opinion from Sandler O’Neill & Partners, L.P. that, as of May 8, 2013, the Exchange Ratio is fair, from a financial point of view, to the holders of First Merchants Common Stock (the “First Merchants Fairness Opinion”).

SECTION 9

CONDITIONS PRECEDENT TO THE MERGER AND THE BANK MERGER

The obligation of each of the parties hereto to consummate the transactions contemplated by this Agreement is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Date:

9.1       Shareholder Approval.  The shareholders of each of Citizens and First Merchants shall have approved the Merger and confirmed this Agreement as required by applicable law.

9.2       Registration Statement Effective.  First Merchants shall have registered its shares of First Merchants Common Stock to be issued to shareholders of Citizens in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and “blue sky”

approvals and authorizations required to offer and sell such shares, if any, shall have been received by First Merchants.  The Registration Statement shall have been declared effective by the SEC and no stop order shall have been issued or threatened.  The shares of First Merchants Common Stock shall have been listed for trading on the NASDAQ Global Select Market (subject to official notice of issuance).

9.3       Tax Opinions.

(a)      Citizens shall have obtained an opinion of Vedder Price P.C., in form and substance reasonably acceptable to the parties, dated on or about the Effective Date to the effect that the Merger effected pursuant to this Agreement shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that no gain or loss will be recognized by shareholders of Citizens to the extent they receive shares of First Merchants Common Stock in the Merger in exchange for their shares of Citizens Common Stock, except that gain or loss will be recognized with respect to any cash received in lieu of fractional share interests.  Such opinion shall be based upon factual representations received by counsel from Citizens and First Merchants, which representations may take the form of written certifications.

(b)      First Merchants shall have obtained an opinion of Bingham Greenebaum Doll LLP, in form and substance reasonably acceptable to the parties, dated on or about the Effective Date to the effect that the Merger effected pursuant to this Agreement shall constitute a reorganization within the meaning of Section 368(a) of the Code.  Such opinion shall be based upon factual representations received by counsel from Citizens and First Merchants, which representations may take the form of written certifications.

9.4       Regulatory Approvals.  The Federal Reserve Board and the Indiana Department of Financial Institutions shall have authorized and approved the Merger and the transactions related thereto.  The OCC shall have approved the Bank Merger and the transactions related thereto.  In addition, all appropriate orders, consents, approvals and clearances from all other regulatory agencies and governmental authorities whose orders, consents, approvals or clearances are required by law for consummation of the transactions contemplated by this Agreement shall have been obtained.

9.5       Officer’s Certificate.  First Merchants and Citizens shall have delivered to each other a certificate signed by their respective Chairman or President and their Secretary, dated the Effective Date, certifying that (a) all of the representations and warranties of their respective corporations are true, accurate and correct in all material respects on and as of the Effective Date, except that representations and warranties that are qualified by materiality or a Material Adverse Effect shall be true and correct in all respects, and provided that for those representations and warranties which address matters only as of an earlier date, then they shall be tested as of such earlier date; (b) all the covenants of their respective corporations have been complied with in all material respects from the date of this Agreement through and as of the Effective Date; and (c) their respective corporations have satisfied and fully complied with all conditions necessary to make this Agreement effective as to them.

9.6       No Judicial Prohibition.  Neither Citizens, any Subsidiary nor First Merchants shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

9.7       Citizens Fairness Opinion.  Citizens shall have obtained the Citizens Fairness Opinion.  Such opinion shall be provided orally to Citizens Board of Directors on or prior to the date hereof and a written copy of such fairness opinion shall be delivered to Citizens within thirty (30) days of the date hereof.

9.8       First Merchants Fairness Opinion. First Merchants shall have obtained the First Merchants Fairness Opinion.  Such opinion has been provided orally to First Merchants Board of Directors on or prior to the date hereof and a written copy of such fairness opinion shall be delivered to First Merchants within thirty (30) days of the date hereof.

9.9       Executive Employment Agreement.  First Merchants shall have entered into an Executive Employment Agreement with each of Daryl Pomranke and Dale Clapp in substantially the forms attached hereto as Exhibits B-1 and B-2 immediately prior to the Effective Date that will supersede such person’s current employment agreement and change in control agreement with Citizens and/or the Bank.

9.10     Retention Service Agreements.  First Merchants shall have entered into a Retention Service Agreement with the persons listed on Schedule 9.10 to the Citizens Disclosure Letter in substantially the form attached hereto as Exhibit C, effective immediately prior to the Effective Date.  Such agreements will supersede such person’s current employment or change in control agreement, as applicable, with Citizens and/or the Bank.

9.11     Opinions.  The parties shall have received the respective opinions of counsel described in Section 12.2 of this Agreement.

9.12     Bank Merger Agreement.  FMB and the Bank shall have entered into the Bank Merger Agreement.

SECTION 10

TERMINATION OF MERGER

10.1     Manner of Termination.  This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Effective Date by written notice delivered by First Merchants to Citizens or by Citizens to First Merchants only for the following reasons:

(a)      By the mutual consent of First Merchants and Citizens, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

(b)      By First Merchants or Citizens, if its respective Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either:  (i) a material breach by the other party of any representation or warranty contained herein which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; (ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (iii) any event, fact or circumstance shall have occurred with respect to the other party that has had or could be reasonably expected to have a Material Adverse Effect on such party;

(c)      By Citizens or First Merchants, if the transaction contemplated herein has not been consummated by December 31, 2013; provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein; and provided further, that if the sole impediment to closing is the lack of receipt of any necessary regulatory approvals described in Section 9.4, then such termination date shall be extended to January 31, 2014;

(d)      By Citizens, in accordance with the terms of Section 7.5(b) of this Agreement;

(e)      By First Merchants, if Citizens' Board of Directors fails to make, withdraws or modifies its recommendation for Citizens' shareholders to vote in favor of the Merger following receipt of a written proposal for an Acquisition Proposal;

(f)       By First Merchants, if Citizens' breaches in any material respect its notice obligations under Section 7.5(c) or if within forty-five (45) days after giving First Merchants written notice pursuant to Section 7.5(c) of an Acquisition Proposal, Citizens does not terminate all discussions, negotiations and information exchanges related to such Acquisition Proposal and provide First Merchants with written notice of such termination; or

(g)      By either party (provided that the terminating party is not then in material breach of any representation or warranty contained in this Agreement or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(d) of this Agreement.

10.2     Effect of Termination.  Except as provided below, in the event that this Agreement is terminated pursuant to the provisions of Section 10.1 hereof, no party shall have any liability to any other party for costs, expenses, damages or otherwise; provided, however, that notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 10.1(b) hereof on account of a willful breach of any of the representations and warranties set forth herein or any willful breach of any of the agreements set forth herein, then the non-breaching party shall be entitled to recover appropriate damages from the breaching party, including, without limitation, reimbursement to the non-breaching party of its costs, fees and expenses (including attorneys’, accountants’ and advisors’ fees and expenses) incident to the negotiation, preparation and execution of this Agreement and related documentation; provided, however, that nothing in this proviso shall be deemed to constitute liquidated damages for the breach by a party of the terms of this Agreement or otherwise limit the rights of the non-breaching party.  Notwithstanding the foregoing, in the event of termination by Citizens in accordance with Section 10.1(d) or by First Merchants in accordance with Section 10.1(e) or Section 10.1(f), then Citizens shall pay First Merchants the sum of $4,500,000 as a termination fee.  Such payment shall be made within ten (10) days of the date of notice of termination.  First Merchants shall also be entitled to recover from Citizens its reasonable attorneys’ fees incurred in the enforcement of this provision.

SECTION 11

EFFECTIVE DATE OF MERGER

Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement, the Merger shall become effective at the close of business on the day specified in the Articles of Merger of Citizens with and into First Merchants (the “Articles of Merger”) as filed with the Secretary of State of the State of Indiana (the “Effective Date”).  Unless otherwise agreed to by the parties, the Effective Date shall be no later than the last business day of the month in which both (a) any waiting period following the last approval of the Merger and Bank Merger by a state or federal regulatory agency or governmental authority expires and (b) the conditions precedent to the Merger and the Bank Merger outlined in Section 9 have been satisfied.

SECTION 12

CLOSING

12.1     Closing Date and Place.  The closing of the Merger (the “Closing”) and the Bank Merger shall take place at the main office of First Merchants on the Effective Date or at such other time and place as mutually agreed to by First Merchants and Citizens.

12.2     Opinions of Counsel.  At the Closing, (a) Citizens shall deliver an opinion of its counsel, Vedder Price P.C., to First Merchants substantially in the form of Exhibit D attached hereto, and (b) First Merchants shall deliver an opinion of its counsel, Bingham Greenebaum Doll LLP to Citizens substantially in the form attached hereto as Exhibit E, each dated as of the date of Closing.

SECTION 13

MISCELLANEOUS

13.1     Effective Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but none of the provisions hereof shall inure to the benefit of any other person, firm, or corporation whomsoever; except that the terms and provisions of Sections 8.3(c) and 8.6 of this Agreement shall inure to the benefit of the current and former employees, officers and directors of Citizens, as applicable, as specified in such sections and shall be enforceable by such individuals against First Merchants.  Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned or transferred by either party hereto without the prior written consent of the other party.

13.2     Waiver; Amendment.

(a)      First Merchants and Citizens may, by an instrument in writing executed in the same manner as this Agreement:  (i) extend the time for the performance of any of the covenants or agreements of the other party under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other party of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to terminate this Agreement.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder.

(b)      Notwithstanding the prior approval by the shareholders of Citizens, this Agreement may be amended, modified or supplemented by the written agreement of Citizens, First Merchants, the Bank and FMB without further approval of such shareholders, except that no such amendment, modification or supplement shall decrease the consideration specified in Section 3 hereof, or shall otherwise materially adversely affect the rights of the shareholders of Citizens or the tax consequences of the Merger to the shareholders of Citizens without the further approval of such shareholders.

13.3     Notices.  Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed to be given (i) when delivered in person, or (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, provided telephonic confirmation of receipt is obtained promptly after completion of transmission, or (iii) on the fifth (5th) day after sent by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

If to First Merchants:	With a copy to:
200 E. Jackson Street Muncie, IN 47305 Attn: Michael C. Rechin President and Chief Executive Officer FAX: (765) 741-7283	Bingham Greenebaum Doll LLP 2700 Market Tower 10 West Market Street Indianapolis, Indiana 46204-2982 Attn: David R. Prechtel, Esq. FAX: (317) 236-9907
If to Citizens:	With a copy to:
707 Ridge Road Munster, Indiana 46321 Attn: Daryl D. Pomranke President and Chief Executive Officer FAX: (219) 836-2950	Vedder Price P.C. 222 N. LaSalle Street Suite 2400 Chicago, Illinois 60601 Attn: Daniel C. McKay, II, Esq. FAX: (312) 609-5005

or to such substituted address as any of them have given to the other in writing.

13.4     Headings.  The headings in this Agreement have been inserted solely for the ease of reference and should not be considered in the interpretation or construction of this Agreement.

13.5     Severability.  In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein.

13.6     Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.  In addition, this Agreement and the documents to be delivered hereunder may be executed by the parties hereto either manually or by facsimile signatures, each of which shall constitute an original signature.

13.7     Governing Law.  This Agreement is executed in and shall be construed in accordance with the laws of the State of Indiana, without regard to choice of law principles.

13.8     Entire Agreement.  This Agreement supersedes any other agreement, whether oral or written, between First Merchants and Citizens relating to the matters contemplated hereby, and constitutes the entire agreement between the parties hereto.

13.9     Expenses.  First Merchants and Citizens shall each pay their own expenses incidental to the transactions contemplated hereby.  It is understood that the fees of the investment bankers for fairness opinions desired hereunder shall be borne by the engaging party whether or not the Merger is consummated.  This provision shall survive the Effective Date or the earlier termination of this Agreement.

13.10   Certain Definitions.  For purposes of this Agreement, “Citizens’ Management” means any of Daryl D. Pomranke and Jerry A. Weberling; and “First Merchants’ Management” means any of Michael C. Rechin and Mark K. Hardwick.  The phrases “to the knowledge of”, “known to” and similar formulations with respect to Citizens Management or First Merchants Management means matters that are within the actual conscious knowledge of such persons after due inquiry.  For purposes of this Agreement, “business day” means any day other than a Saturday, Sunday or other day that a federal savings bank or a national banking association is authorized or required by applicable law to be closed.

13.11   Survival of Contents.  The provisions of Sections 7.8, 8.5, 10.2, 13.9 and this Section 13.11 shall survive beyond the termination of this Agreement.  The provisions of Sections 7.8, 8.3, 8.5, 8.6, 13.9 and this Section 13.11 shall survive beyond the Effective Date.

[THIS SPACE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, First Merchants and Citizens have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed and attested by their duly authorized officers.

FIRST MERCHANTS CORPORATION

By:	/s/Michael C. Rechin
Michael C. Rechin, President and Chief Executive Officer

CFS BANCORP, INC.

By:	/s/Daryl D. Pomranke
Daryl D. Pomranke, President and Chief Executive Officer

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

Merging

CITIZENS FINANCIAL BANK,

a federal savings bank,

with and into

FIRST MERCHANTS BANK,
NATIONAL ASSOCIATION,

a national bank

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement and Plan”), made and entered into as of the 13th day of May, 2013, by and between FIRST MERCHANTS BANK, NATIONAL ASSOCIATION, a national bank (“FMB”), and CITIZENS FINANCIAL BANK, a federal savings bank (the “Bank”) (FMB and the Bank are sometimes referred to collectively as the “Constituent Companies”).

WITNESSETH

WHEREAS, the Constituent Companies desire to consummate the business combination transaction outlined in this Agreement and Plan pursuant to which the Bank will merge with and into FMB pursuant to the Bank Merger Act, 12 USC §  215c (collectively, the “Law”);

WHEREAS, this Agreement and Plan is being executed in connection with, and the consummation of this Agreement and Plan is expressly contingent upon the closing of, that certain Agreement of Reorganization and Merger (the “Merger Agreement”) between First Merchants Corporation (“First Merchants”) and CFS Bancorp, Inc. (“Citzens”) dated May 13, 2013 (the “Holding Company Merger”);

WHEREAS, the Boards of Directors of both FMB and the Bank have approved the transactions contemplated by this Agreement;

WHEREAS, First Merchants, as the sole shareholder of FMB, and Citizens, as the sole shareholder of the Bank, have also approved the transactions contemplated by this Agreement and Plan;

NOW, THEREFORE, in consideration of the premises and of the mutual provisions, agreements, covenants, conditions and grants contained in this Agreement and Plan, and in accordance with the provisions of the Law, the parties mutually covenant and agree as follows:

Exhibit A

ARTICLE I

THE MERGER

1.1           The Merger.  At the Effective Time (as defined below), the Bank shall be merged with and into FMB in accordance with applicable provisions of the Law (the “Merger”).  The separate existence and company organization of the Bank shall cease, and the company existence of FMB, including all its purposes, powers and objectives, shall continue unaffected and unimpaired by the Merger.  FMB shall continue to be governed by the applicable laws of The National Bank Act (12 U.S.C. Section 1, et. seq.) and the regulations promulgated thereunder and shall succeed to all the rights, privileges, immunities, powers, duties and liabilities of the Bank as set forth in the Law.

1.2           Further Assurances.  If, after the Effective Time, FMB shall consider or be advised that any further deeds, assignments or assurances in the Law or any other things are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in FMB, its right, title or interest in, to or under any rights, properties or assets of the Bank, or (b) otherwise carry out the purposes of this Agreement and Plan, the Bank and its officers and directors shall be deemed to have granted to FMB an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in FMB and otherwise to carry out the purposes of this Agreement and Plan, and the officers and directors of FMB are authorized in the name of the Bank or otherwise to take any and all such action.

1.3           Offices.  Immediately following the Merger, FMB’s principal office shall be located at 200 East Jackson Street, Muncie, Indiana 47305 and the Bank’s principal office at 707 Ridge Road, Munster, Indiana 46321 shall become a branch office of FMB.

1.4           Savings Accounts.  By virtue of the Merger, savings accounts held at the Bank shall automatically, by operation of law, become savings accounts held at FMB.

ARTICLE II

ARTICLES OF INCORPORATION, CODE OF BYLAWS,
BOARD OF DIRECTORS AND OFFICERS

2.1           Name.  The name of the surviving national bank shall be “First Merchants Bank, National Association.”

2.2           Articles of Incorporation. The Articles of Association of FMB shall be the Articles of Association of the surviving national bank.

2.3           Code of Bylaws. The Code of Bylaws of FMB (the “Code of Bylaws”) shall be the Code of Bylaws of the surviving national bank.

2.4           Officers and Directors. The Directors of FMB shall all remain directors of the surviving national bank and shall hold such offices from the Effective Time until their respective successors are duly elected and qualified in the manner provided in the Code of Bylaws.  The

 Exhibit A

officers of FMB shall all remain officers of the surviving national bank and shall hold such offices from the Effective Time until their respective successors are duly elected and qualified in the manner provided in the Code of Bylaws. Further, on the Effective Date, FMB shall appoint Daryl D. Pomranke as Regional President of the North Region and Dale S. Clapp as Senior Vice President & Chief Sales Officer of the North Region, and FMB shall appoint such other officers of the Bank as officers of FMB as determined by FMB.

ARTICLE III

CAPITAL STOCK OF THE SURVIVING NATIONAL BANK

3.1           Shares of the Bank.  At the Effective Time, by virtue of the Merger and without any further action on the part of FMB or the Bank, all one hundred (100) issued and outstanding shares of the common capital stock of the Bank, whose separate existence shall cease, shall automatically and by operation of law be canceled, void and of no further effect.

3.2           Shares of FMB.  At the Effective Time, by virtue of the Merger and without any further action on the part of FMB or the Bank, all 114,000 issued and outstanding shares of the common capital stock of FMB, shall represent all of the issued and outstanding shares of the common capital stock of the surviving national bank.

ARTICLE IV

NO DISSENTING SHAREHOLDERS

First Merchants, as the sole shareholder of FMB, and Citizens, as the sole shareholder of the Bank, have approved and consented to this Merger.

ARTICLE V

GENERAL PROVISIONS

5.1           Condition Precedent to Closing.  The following conditions must be satisfied prior to the closing of the Merger:

(a)           appropriate approvals must be obtained from or notices filed with the Office of the Comptroller of the Currency; and

(b)           the merger of First Merchants and Citizens contemplated by the Merger Agreement must occur.

5.2           Effective Time.  The Merger shall become effective immediately following the Holding Company Merger, or such later time as designated by First Merchants and otherwise approved by the Office of the Comptroller of the Currency (the “Effective Time”).

5.3           Manner of Termination.  This Agreement and Plan and the transactions contemplated hereby may be terminated at any time prior to the Effective Time:

 Exhibit A

(a)           by the mutual consent of FMB and the Bank; or

(b)           automatically and without further action by either FMB or the Bank if the Merger Agreement is terminated for any reason.

5.4           Effect of Termination. Upon termination as provided in Section 5.3, this Agreement and Plan shall be void and of no further force or effect, and there shall be no obligation on the part of FMB or the Bank or their respective officers, directors, employees, agents, or shareholders, except for payment of their respective expenses.

[The remainder of this page was intentionally left blank.]

 Exhibit A

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan by their respective officers duly authorized as of the date and year first above written.

“FMB”	FIRST MERCHANTS BANK, NATIONAL ASSOCIATION, a national bank, By: /s/Michael C. Rechin Printed: Michael C. Rechin Its: President and Chief Executive Officer
ATTEST: /s/David Ortega Secretary/Cashier
“BANK”	CITIZENS FINANCIAL BANK, a federal savings bank, By: /s/Daryl D. Pomranke Printed: Daryl D. Pomranke Its: President and Chief Executive Officer
ATTEST: /s/Monica F. Sullivan Secretary/Cashier

 Exhibit A

EXHIBIT B-1

Employment Agreement

This Employment Agreement (“Agreement”) is made and entered into this ____ day of _______________, 2013, by and between DARYL POMRANKE (“Employee”) and FIRST MERCHANTS BANK, NATIONAL ASSOCIATION, a national banking association (“Employer”).

1.	Employment.

Employer hereby employs Employee and Employee hereby accepts employment upon the terms and conditions set forth in this Agreement.

2.	Term of Agreement.

Subject to the provisions for termination hereinafter provided, the term of this Agreement shall commence on _________________, 2013 (the date of the merger of CFS Bancorp, Inc. into First Merchants Corporation pursuant to that certain Agreement of Reorganization and Merger dated May 13, 2013 (the “Merger”)), and continue for a term of twenty-four (24) months (the “Initial Term”).  Thereafter, this Agreement shall automatically renew for one (1) additional twelve (12) month term (the “Renewal Term”) unless notification of intent not to renew is provided in writing by either party to the other party at least thirty (30) days prior to the end of the Initial Term (the Initial Term and the Renewal Term (if applicable) are hereinafter collectively referred to as the “Term”).

3.	Duties.

During the Term of this Agreement, Employee shall be the Regional President of the “North” Region and shall perform all duties related and necessary to that position.  Employee agrees to abide by all by-laws, policies, practices, procedures, and rules of Employer.

Employee shall devote all of his professional time, efforts, skill and ability to the business of Employer, and shall not, during the Term of this Agreement, be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, unless Employee has obtained the prior written approval of Employer which approval shall not be unreasonably withheld; but this shall not be construed as preventing Employee from investing his assets in such form or manner as will not require any services on the part of Employee in the operation of the affairs of the companies in which such investments are made.  Further, this Paragraph 3 shall not prevent Employee from participating in charitable or other not-for-profit activities as long as such activities do not materially interfere with Employee’s work for Employer.

4.	Business Opportunities.

Employee will take no action that deprives Employer of any business opportunities within the scope of Employee’s existing duties and, should Employee be offered or become aware of any such opportunities, Employee shall advise Employer in writing, and Employer shall have the right of first refusal before Employee pursues such opportunity.

Exhibit B-1

5.	Compensation and Benefits.

Employer shall compensate Employee for services performed during the Term of this Agreement as follows:

A.
Annual Salary.  Employer shall pay Employee a total Annual Salary of Two Hundred Sixty Thousand and 00/100 Dollars ($260,000.00) (minus all applicable deductions and withholdings, including federal, state, and local taxes, and FICA), payable in accordance with Employer’s normal payroll policies.  At least annually, Employer shall review and may increase Employee’s Annual Salary as Employer determines to be reasonable and appropriate.

B.
Employee’s Bonus.  In addition to his Annual Salary, Employee will be a participant in the First Merchants Senior Management Incentive Plan effective January 1, 2014 with a target bonus of 30% of base salary. Employee understands and agrees that plan metrics are subject to change from time to time at the sole discretion of Employer and the Employer’s Board of Directors.

C.
Benefits.  Employee shall be entitled to all benefits otherwise provided to full-time employees of Employer and in accordance with Employer’s policies.  The terms and conditions on which Employer shall provide benefits to Employee are the same as it provides such benefits to its other management employees holding positions similar to that of Employee.  Employee understands and agrees that all benefits are subject to change from time to time at the sole discretion of Employer.  Employee shall also be entitled to a car allowance and club membership allowance on a basis similar to those in effect at Citizens Financial Bank immediately prior to the Merger.

D.
Retention Incentive.  In recognition of Employee’s importance to the successful integration of Citizens Financial Bank into the Employer and the significant incremental efforts that such will entail, and to induce Employee to remain with the Employer on the terms and conditions set forth in this Agreement, the Employer shall pay Employee a Retention Incentive equal to $764,342.  The Retention Incentive shall be paid in two equal installments:  (1) the first installment shall be paid immediately following the Merger, and (2) subject to the following sentences, the second installment shall be paid on the first anniversary of the Merger.  In the event the Employee’s employment terminates prior to the first anniversary of the Merger due to Employee’s death, disability, termination by the Employer without Cause or resignation by Employee for Good Reason, then the second installment shall be paid within fifteen days after such termination.  If, prior to the first anniversary of the Merger, Employee terminates his employment without Good Reason or his employment is terminated by the Employer for Cause under Paragraphs 10(E), 12, 13, 14 or 15, Employee will not be entitled to the second installment.

Exhibit B-1

E.
Restricted Shares.  Employee shall be awarded 6,250 restricted shares of First Merchants Corporation pursuant to its 2009 Long-Term Equity Incentive Plan (the “Plan”). Employer will take all steps necessary to confirm that such award is made to Employee immediately following the Merger based upon terms and conditions substantially similar to those included with awards under the Plan made to other management employees holding positions similar to that of Employee with Employer or any affiliate of First Merchants Corporation.  The restricted share award shall become fully vested on the third anniversary of the date of grant, provided Employee remains in continuous employment with the Employer through such date.  Notwithstanding the foregoing, restrictions on the award may lapse earlier upon the occurrence of certain events as provided in the Plan (e.g., Employee’s death or disability or a “Change of Control” (as defined in the Plan)).

6.	Expense Reimbursement.

Employer shall reimburse Employee for all reasonable out-of-pocket expenses that are incurred by Employee in providing services to Employer hereunder, so long as Employee provides Employer with reasonable documentation necessary to support such expenses.  All expense reimbursement shall be paid to Employee consistent with Employer’s expense reimbursement policy, in effect from time to time.

7.         Confidential Information and Return of Property.

Employee acknowledges that in the course of his employment with Employer, he will occupy a position of trust and confidence and will have access to and may develop Confidential Information of actual or potential value to, or otherwise useful to, Employer.  “Confidential Information” means information that the Employer owns or possesses, that it uses or is potentially useful in its business, that it treats as proprietary, private or confidential, and that is not generally known to the public, including, but not limited to, trade secrets (as defined by the Indiana Trade Secrets Act, Ind. Code sec. 24-2-3-1, et. seq.), information relating to the Employer’s business plans, financial condition, operating and other costs, sales, pricing, marketing, ideas, research records, plans for service improvements and development, lists of actual or potential customers, actual and potential customer usage and requirements, customer records, trade secrets, and any other information which derives independent economic value, either actual or potential.  Information supplied to Employee from outside sources will also be presumed to be Confidential Information unless and until Employer designates it otherwise.

Employee agrees to use Confidential Information solely in the course of his duties as an employee of Employer and in furtherance of Employer’s business.  Employee hereby further agrees that the above-referenced information will be kept confidential at all times during the Term of this Agreement and thereafter, that he will not disclose or communicate to any third party any of the Confidential Information and will not make use of the Confidential Information on his own behalf or on the behalf of a third party.

Exhibit B-1

Employee agrees that all Confidential Information is and shall remain the exclusive property of Employer.  Employee agrees to return to Employer on or before Employee’s termination of employment with Employer all Employer property, information and documents, including and without limitation, all reports, files, memoranda, records, software, hardware, credit cards, keys, computer access codes or disks, instruction or operational manuals, handbooks or manuals, written financial information, business plans or other physical and personal property which Employee received or prepared or helped prepare in connection with his employment with Employer; and Employee agrees that he will not retain any copies, duplicates, reproductions or excerpts thereof.

This Paragraph 7 shall survive the termination of this Agreement.

8.	A.
Customers.  Employee shall not, at any time during the Term and for a period of one (1) year thereafter, directly or indirectly, on Employee’s own behalf or for any other person, firm, corporation or other business entity: (1) solicit, seek to obtain, initiate action to divert, or facilitate or participate in any discussions intended to divert, any of the business of any of Employer’s customers; (2) provide services to or accept the business of any of Employer’s customers for the types of financial services offered by Employer; or (3) request or advise any of Employer’s customers to terminate, reduce, limit or otherwise change their business relationship with Employer.  For purposes of this Paragraph 8(A), “Employer’s customers” shall mean those persons, firms, corporations and other business entities who are customers of Employer at the time of Employee’s termination of employment with Employer or who were customers of Employer at any time during the one (1) year period immediately preceding the termination of Employee’s employment with Employer, whether or not Employee had direct contact with such customers on behalf of Employer.

B.
Employees.  Employee shall not, at any time during the Term or for a period of one (1) year thereafter, directly or indirectly, on Employee’s own behalf or for any other person, firm, corporation or other business entity, solicit, induce, request, advise, or otherwise attempt to take away or to influence any of Employer’s employees to terminate his or her employment with Employer.

C.        Survival.  This Paragraph 8 shall survive the termination of this Agreement.

9.         Breach of Agreement.

A.
Employee acknowledges that any breach of Paragraphs 7 or 8 of this Agreement, by Employee may cause irreparable damage to Employer and that the legal remedies available to Employer will be inadequate.  Therefore, in the event of any threatened or actual breach of Paragraphs 7 or 8 of this Agreement by Employee, Employee agrees that Employer shall be entitled to specific enforcement of this Agreement through injunctive or other equitable relief in addition to legal remedies, without the need for posting bond.  If Employee is found, by a court of competent jurisdiction, to have breached any of the terms of Paragraphs 7 or 8 of this Agreement, Employee

Exhibit B-1

agrees to pay Employer reasonable attorney’s fees and costs incurred in seeking relief from Employee’s breach of Paragraphs 7 or 8 of this Agreement.

Employee and Employer hereby submit to the jurisdiction and venue of the Delaware County, Indiana Courts and the United States District Court for the Southern District of Indiana, as applicable, in any cause of action to enforce the terms and conditions of Paragraphs 7 or 8 of this Agreement.

B.
Employee and Employer hereby agree that any claim, controversy, or dispute arising out of or relating to this Agreement or the breach thereof, except those identified in Paragraph 9(A) of this Agreement, shall be settled by binding arbitration in Delaware County, Indiana.  Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association, then in effect.  Each party shall bear their own attorney’s fees and costs in such proceeding.  Arbitration shall be the sole and exclusive method of resolving such claims, controversies, or disputes under this Agreement.

C.	This Paragraph 9 shall survive the termination of this Agreement.

10.       Termination.

A.
Termination Due to Death.  In the event of Employee’s death, this Agreement shall terminate as of the date of Employee’s death.  If this Agreement is terminated because of Employee’s death, Employee’s benefits shall be determined in accordance with the survivor’s benefits, insurance, and other applicable programs of Employer, then in effect.  Upon Employee’s death, Employer’s obligations to compensate Employee under Paragraph 5 of this Agreement shall immediately expire; provided, however, that within forty-five (45) business days of Employee’s death, Employer shall pay to Employee’s estate that portion of his Annual Salary and Bonus as provided in Paragraphs 5(A) and 5(B) of this Agreement that shall have been earned through the date of Employee’s death, but not yet paid.  Except as otherwise set forth herein, following the termination date established pursuant to this Paragraph 10(A), Employer and Employee (including Employee’s heirs, executors, administrators, and personal representatives) shall have no further obligations to each other under this Agreement.

B.
Termination Due to Disability.  In the event Employee suffers a Disability, as defined herein, during the Term of Employment and is, therefore, unable to perform the duties required by the Agreement for more than ninety (90) calendar days during any consecutive twelve (12) month period, Employer shall have the right to terminate this Agreement and Employee’s employment.  Employer shall deliver written notice to Employee of Employer’s intent to terminate this Agreement pursuant to this Paragraph 10(B) and specifying in such notice a termination date not less than thirty (30) days after the giving of the notice (“Disability Notice Period”).  This Agreement and Employee’s employment shall terminate at the close of business on the last day of the Disability Notice Period.

Exhibit B-1

If this Agreement is terminated because of Employee’s Disability, Employee shall be entitled to receive any applicable disability insurance benefits as allowed under Paragraph 5 (C) of this Agreement.  Upon termination of this Agreement pursuant to this Paragraph 10(B), Employer’s obligations to compensate Employee under Paragraph 5 of this Agreement shall immediately expire; provided, however, that within forty-five (45) business days after the termination of this Agreement, Employer shall pay to Employee that portion of his Annual Salary and Bonus as provided in Paragraphs 5(A) and 5(B) of this Agreement that shall have been earned through the termination date, but not yet paid.  Except as otherwise set forth herein, following the termination date established pursuant to this Paragraph 10(B), Employer and Employee shall have no further obligations to each other under this Agreement.

For purposes of this Agreement only, the term “Disability” shall mean, the inability of Employee, because of injury, illness, disease, or bodily or mental infirmity, to engage in the performance of substantially all of the duties required by this Agreement with or without a reasonable accommodation.  Employer shall reasonably and fairly determine such Disability upon receipt of, and in reliance on, medical advice from a licensed physician or physicians qualified to give professional medical advice.

C.
Termination by Employee.  Employee may terminate this Agreement at any time, with or without Good Reason, by providing Employer written notice of his intent to terminate this Agreement pursuant to this Paragraph 10(C) and specifying in such notice a termination date not less than thirty (30) days after the giving of the notice (“Employee’s Notice Period”).  This Agreement and Employee’s employment shall terminate at the close of business on the last day of Employee’s Notice Period.

For purposes of this Paragraph 10(C), “Good Reason” shall mean any reasonable determination by Employee that (a) any of the following events has occurred: (i) any action by Employer to remove Employee from the position set forth in Paragraph 3, except for promotions, if any, and except where Employer properly acts to remove Employee for Cause as defined in Paragraph 10 (E) below, (ii) any action by Employer to materially limit, increase or modify Employee’s duties and/or authority from those contemplated by Paragraph 3 or to otherwise change the regular work location of Employee by more than twenty (20) miles from Employee’s work location with Citizens Financial Bank immediately prior to the Merger, (iii) any failure of Employer to obtain the assumption of the obligation to perform this Agreement by any successor of the Employer, or (iv) any material breach by Employer of a term, condition or covenant of this Agreement, and (b) such action, failure or breach has not been cured by the Employer within thirty (30) days after receipt of written notice from Employee that an action, failure or breach described in clauses (i) through (iv) has occurred.

Exhibit B-1

If Employee terminates this Agreement pursuant to this Paragraph 10(C), Employee shall immediately upon the termination of this Agreement forfeit all rights and benefits to which he would otherwise have been entitled under this Agreement; provided, however, that within fifteen (15) business days after the termination of this Agreement pursuant to this Paragraph 10(C),

1.
If termination is without Good Reason, Employer shall pay to Employee that portion of his Annual Salary as provided in Paragraph 5(A) (but not any Bonus pursuant to Paragraph 5(B)) of this Agreement that shall have been earned through the termination date, but not yet paid.

2.
If termination by Employee is with Good Reason, such termination shall be the equivalent of a termination of employment by the Employer without Cause and Employer shall pay to Employee the amounts described in Paragraph 10(D) below.

Except as otherwise set forth herein, following the termination date established pursuant to this Paragraph  10(C), Employer and Employee shall have no further obligations to each other under this Agreement.

D.
Termination by Employer Without Cause.  At any time during the Term of Employment, Employer may terminate this Agreement (and, thus, terminate Employee’s Employment) for any reason by providing Employee written notice of its intent to terminate this Agreement pursuant to this Paragraph 10(D) and specifying in such notice a termination date not less than thirty (30) days after the giving of the notice (“Employer’s Notice Period”).  This Agreement and Employee’s employment shall terminate at the close of business on the last day of Employer’s Notice Period.

If this Agreement is terminated pursuant to this Paragraph 10(D) (or by Employee for Good Reason pursuant to Paragraph 10(C)), Employee shall immediately upon the termination of this Agreement forfeit all rights and benefits to which he would otherwise have been entitled under this Agreement; provided, however, that, if termination occurs during the Initial Term under this Paragraph 10(D) (or by Employee for Good Reason pursuant to Paragraph 10(C)), within fifteen (15) business days after such termination, Employer shall pay to Employee a lump sum payment equal to the aggregate Annual Salary that would be payable to Employee for the remainder of the Initial Term (as in effect immediately prior to the termination under this Paragraph 10(D) or by Employee for Good Reason under Paragraph 10(C)), plus that portion of Employee’s Bonus as provided in Paragraph 5(B) of this Agreement that shall have been earned through the termination date, but not yet paid.  Except as otherwise set forth herein, following the termination date established pursuant to this Paragraph 10(D), Employer and Employee shall have no further obligations to each other under this Agreement.

Exhibit B-1

E.
Termination by Employer With Cause.  At any time during the Term of Employment, Employer may terminate this Agreement and Employee’s Employment for “Cause.”  The term “Cause” as used herein shall mean a reasonable determination by Employer that Employee:

1.
Engaged in willful and continued failure to perform substantially Employee’s duties with Employer if such failure continues for a period of thirty (30) days after Employer delivers to Employee written demand for substantial performance, specifically identifying the manner in which Employee has not substantially performed his duties;

2.	Engaged in unauthorized conduct and behavior that has the potential to expose Employer to material liability or otherwise significantly jeopardize Employer’s business interests;

3.	Has been charged or convicted of any crime constituting a felony or involving moral turpitude or controlled substance;

4.	Materially breached any term or condition of this Agreement; or

5.	As otherwise defined in this Agreement.

Upon the occurrence of any of the foregoing, Employer may provide Employee written notice of its intent to terminate this Agreement pursuant to this Paragraph 10(E) and this Agreement and Employee’s employment shall terminate at the close of business on the date on which Employer provides such notice.

If this Agreement is terminated pursuant to this Paragraph 10(E), Employee shall immediately upon the termination of this Agreement forfeit all rights and benefits to which he would otherwise have been entitled under this Agreement; provided, however, that Employer shall pay to Employee in accordance with Employer’s normal payroll practices, that portion of Employee’s Annual Salary as provided in Paragraph 5(A) (but not any Bonus pursuant to Paragraph 5(B)) of this Agreement that shall have been earned through the termination date.  Except as otherwise set forth herein, following the termination date established pursuant to this Paragraph 10(E), Employer and Employee shall have no further obligations to each other under this Agreement.

Exhibit B-1

F.
Exception to Loss of Rights and Benefits.  Notwithstanding any contrary provisions contained herein, termination of this Agreement for any reason shall not limit, reduce or otherwise terminate the rights held by Employee to receive vested benefits or other amounts payable under the plans and programs described in Paragraph 5(C), to unpaid reimbursements for expenses described in Paragraph 6, or  under any separate written agreement between Employee and Employer or any affiliate of First Merchants Corporation, including, but not limited to, Employee’s rights and benefits under any change in control agreement, stock option award, restricted share award (including the award described in Paragraph 5(E), deferred compensation agreements, and the Merger Agreement described in Paragraph 2.

11.       Indemnification of Employee.

Employer shall indemnify Employee to the fullest extent permitted by Employer’s articles of incorporation, by-laws and applicable federal or state banking or other laws for all amounts (including, without limitation, judgments, fines, settlement payments, expenses and attorneys’ fees) incurred or paid by Employee in connection with any action, suit, investigation or proceeding arising out of or relating to the performance by Employee or services for, or the acting by Employee as a director, officer or employee of, Employer, any subsidiary of Employer or any other person or enterprise at Employer’s request.  Expenses, including but not limited to attorneys’ fees and disbursements, incurred in defending any action, suit, investigation or proceeding, for which Employee may be entitled to indemnification under this Paragraph 11 upon final disposition of such action, shall be paid by Employer in advance of the final disposition, to the maximum extent permitted by applicable laws and regulations; provided, however, that prior to making any such payments Employer shall receive an undertaking by or on behalf of Employee to repay such amounts if it shall ultimately be determined that he is not entitled to indemnification.

12.       Suspension.

If Employee is suspended and/or temporarily prohibited from participating in the conduct of Employer’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(3) and (g)(1)), Employer’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, Employer shall (i) pay Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.  If the charges in the notice are not dismissed within thirty (30) days following the date of suspension, Employer shall be entitled to terminate this Agreement by written notice to Employee and this Agreement and Employee’s employment shall terminate at the close of business on the date Employer provides such notice.  Such termination shall be considered a termination of Employee by Employer for “Cause” pursuant to Paragraph 10(E) of this Agreement.

Exhibit B-1

13.       Removal or Prohibition.

If Employee is removed and/or permanently prohibited from participating in the conduct of Employer’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(4) or (g)(1)), all obligations of Employer under this Agreement shall terminate as of the effective date of the order and shall be considered a termination of Employee by Employer for “Cause” pursuant to Paragraph 10(E) of this Agreement.

14.       Default of Employer.

If Employer is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, and shall be considered a termination of Employee by Employer for “Cause” pursuant to Paragraph 10(E) of this Agreement.

15.       Termination by Regulatory Action.

All obligations under this Agreement may be terminated except to the extent determined that the continuation of the Agreement is necessary for the continued operation of Employer: (i) by the Office of the Comptroller of the Currency (the “Controller”), at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of Employer under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) by the Controller at the time the Controller approves a supervisory merger to resolve problems related to operation of Employer or when Employer is determined to be in an unsafe and unsound condition. Such termination shall be considered a termination of Employee by Employer for “Cause” pursuant to Paragraph 10(E) of this Agreement.

16.       Conflict with Regulations.

If any of the provisions in this Agreement shall conflict with 12 C.F.R. § 30, Appendix A, or the Controller policies adopted thereunder (as the same may be amended from time to time) the requirements of such regulation shall supersede any contrary provisions herein and shall prevail.

17.       Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Employer, and unless clearly inapplicable, all references herein to Employer shall be deemed to include any such successor.  In addition, this Agreement shall be binding upon and inure to the benefit of Employee and his heirs, executors, legal representatives and assigns; provided, however, that the obligations of Employee hereunder are personal in nature and may not be delegated without the prior written approval of Employer.

Exhibit B-1

18.       Choice of Law.

This Agreement shall be interpreted, construed, and governed by the laws of the State of Indiana, regardless of the place of execution or performance.

19.       Entire Agreement

This Agreement contains the entire agreement of the parties and replaces and supersedes all employment agreements and change of control agreements between Employee and Citizens Financial Bank.  This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

This Agreement may be executed in multiple counterparts, each of which (or a facsimile thereof) shall be deemed an original, but all of which shall be considered a single instrument.

20.       Severability.

If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law or public policy, the remaining provisions shall remain in full force and effect.

21.       Notice.

Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if (i) delivered by hand to the other party; (ii) sent by facsimile communication with appropriate confirmation of delivery; (iii) sent by registered or certified United States Mail, return receipt requested, with all postage prepaid; or (iv) sent by recognized commercial express courier services, with all delivery charges prepaid; and addressed as follows:

If to Employer:
First Merchants Bank, National Association
_________________________
_________________________
_________________________
_________________________

If to Employee:
Darryl Pomranke
      At the address on file with the Employer

Exhibit B-1

22.	Acknowledgement.

Employee represents and acknowledges that Employee has had adequate time to review this Agreement, Employee has had the opportunity to ask questions and receive answers from Employer regarding this Agreement, and Employee has had the opportunity to consult with legal advisors of his choice concerning the terms and conditions of this Agreement.

This Agreement is intended to supersede and replace all prior agreements, understandings and arrangements between or among Employer, or any agent thereof, and the Employee, or any agent thereof, relating to the employment of Employee.

23.	Code Section 409A.

It is intended that any amounts payable under this Agreement and the Employer’s and Employee’s exercise of authority or discretion hereunder shall be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject Employee to the payment of any interest or additional tax imposed under Section 409A of the Code.  In furtherance of this intent, (a) for any amount payable in two or more installments, each installment shall be treated as a separate payment, (b) if, due to the circumstances giving rise to any lump sum payment or payments under this Agreement, the date of payment or the commencement of such payments thereof must be delayed for six months following Employee’s separation from service in order to meet the requirements of Section 409A(a)(2)(B) of the Code applicable to “specified employees,” then such payment or payments shall be so delayed and paid upon expiration of such six month period and (b) each payment which is to be paid during a designated period that begins in a first taxable year and ends in a second taxable year shall be paid in the second taxable year.  With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits: (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided that the foregoing shall not be violated with regard to expenses covered by Code Section 105(h) that are subject to a limit related to the period in which the arrangement is in effect.  Any expense or other reimbursement payment made pursuant to this Agreement or any plan, program, agreement or arrangement of the Employer referred to herein, shall be made on or before the last day of the taxable year following the taxable year in which such expense or other payment to be reimbursed is incurred.  To the extent that any Treasury regulations, guidance or changes to Section 409A would result in the Employee becoming subject to interest and additional tax under Section 409A of the Code, the Employer and Employee agree to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A.

Exhibit B-1

24.
Reduction of Retention Incentive Under Certain Circumstances.  Notwithstanding any other provision of this Agreement, in the event the Retention Incentive, when added to any payment or amount of money or other benefit received or to be received by the Employee in connection with the Merger (all such payments and benefits, including any severance payments and benefits, being hereinafter called “Total Payments”), would not be deductible for federal income tax purposes (in whole or part) by the Employer due to the application of Code Section 280G, then the Retention Payment shall be reduced to the highest amount that avoids the application of Code Section 280G; provided, however, that such reduction shall only be imposed if the Employee would receive, on an after-tax basis, a greater amount of Total Payments than he would have received had the reduction not been imposed.  In calculating the Total Payments to be received by the Employee, all applicable federal, state and local employment taxes, income taxes and the excise tax imposed by Code Section 4999 (all computed at the highest applicable marginal tax rates) shall be taken into account.

Exhibit B-1

            IN WITNESS WHEREOF, the parties hereto have voluntarily executed this Agreement as of the day and year first above written.

“EMPLOYER” FIRST MERCHANTS BANK, NATIONAL ASSOCIATION By:___________________________________ _____________________________________ (Printed)	“EMPLOYEE” DARYL POMRANKE _____________________________________ Daryl Pomranke

The undersigned, First Merchants Corporation, sole shareholder of Employer, agrees that if it shall be determined for any reason that any obligation on the part of the Employer to continue to make any payments due under this Agreement to Employee is unenforceable for any reason, First Merchants Corporation agrees to honor the terms of this Agreement and continue to make any such payments due hereunder to Employee pursuant to the terms of this Agreement.

FIRST MERCHANTS CORPORATION ___________________________________________ Michael C. Rechin, President and Chief Executive Officer

Exhibit B-1

EXHIBIT B-2

Employment Agreement

This Employment Agreement (“Agreement”) is made and entered into this ____ day of _______________, 2013, by and between DALE CLAPP (“Employee”) and FIRST MERCHANTS BANK, NATIONAL ASSOCIATION, a national banking association (“Employer”).

1.	Employment.

Employer hereby employs Employee and Employee hereby accepts employment upon the terms and conditions set forth in this Agreement.

2.	Term of Agreement.

Subject to the provisions for termination hereinafter provided, the term of this Agreement shall commence on _________________, 2013 (the date of the merger of CFS Bancorp, Inc. into First Merchants Corporation pursuant to that certain Agreement of Reorganization and Merger dated May 13, 2013 (the “Merger”)), and continue for a term of twenty-four (24) months (the “Initial Term”).  Thereafter, this Agreement shall automatically renew for one (1) additional twelve (12) month term (the “Renewal Term”) unless notification of intent not to renew is provided in writing by either party to the other party at least thirty (30) days prior to the end of the Initial Term (the Initial Term and the Renewal Term (if applicable) are hereinafter collectively referred to as the “Term”).

3.	Duties.

During the Term of this Agreement, Employee shall be the Senior Vice President & Chief Sales Officer of the “North” Region and shall perform all duties related and necessary to that position.  Employee agrees to abide by all by-laws, policies, practices, procedures, and rules of Employer.

Employee shall devote all of his professional time, efforts, skill and ability to the business of Employer, and shall not, during the Term of this Agreement, be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, unless Employee has obtained the prior written approval of Employer which approval shall not be unreasonably withheld; but this shall not be construed as preventing Employee from investing his assets in such form or manner as will not require any services on the part of Employee in the operation of the affairs of the companies in which such investments are made.  Further, this Paragraph 3 shall not prevent Employee from participating in charitable or other not-for-profit activities as long as such activities do not materially interfere with Employee’s work for Employer.

4.	Business Opportunities.

Employee will take no action that deprives Employer of any business opportunities within the scope of Employee’s existing duties and, should Employee be offered or become aware of any such opportunities, Employee shall advise Employer in writing, and Employer shall have the right of first refusal before Employee pursues such opportunity.

Exhibit B-2

5.	Compensation and Benefits.

Employer shall compensate Employee for services performed during the Term of this Agreement as follows:

A.
Annual Salary.  Employer shall pay Employee a total Annual Salary of One Hundred Ninety-Five Thousand and 00/100 Dollars ($195,000.00) (minus all applicable deductions and withholdings, including federal, state, and local taxes, and FICA), payable in accordance with Employer’s normal payroll policies.  At least annually, Employer shall review and may increase Employee’s Annual Salary as Employer determines to be reasonable and appropriate.

B.
Employee’s Bonus.  In addition to his Annual Salary, Employee will be a participant in the First Merchants Senior Management Incentive Plan effective January 1, 2014 with a target bonus of 20% of base salary. Employee understands and agrees that plan metrics are subject to change from time to time at the sole discretion of Employer and the Employer’s Board of Directors.

C.
Benefits.  Employee shall be entitled to all benefits otherwise provided to full-time employees of Employer and in accordance with Employer’s policies.  The terms and conditions on which Employer shall provide benefits to Employee are the same as it provides such benefits to its other management employees holding positions similar to that of Employee.  Employee understands and agrees that all benefits are subject to change from time to time at the sole discretion of Employer.  Employee shall also be entitled to a car allowance and club membership allowance on a basis similar to those in effect at Citizens Financial Bank immediately prior to the Merger.

D.
Retention Incentive.  In recognition of Employee’s importance to the successful integration of Citizens Financial Bank into the Employer and the significant incremental efforts that such will entail, and to induce Employee to remain with the Employer on the terms and conditions set forth in this Agreement, the Employer shall pay Employee a Retention Incentive equal to $180,339.  The Retention Incentive shall be paid in two equal installments:  (1) the first installment shall be paid immediately following the Merger, and (2) subject to the following sentences, the second installment shall be paid on the first anniversary of the Merger.  In the event the Employee’s employment terminates prior to the first anniversary of the Merger due to Employee’s death, disability, termination by the Employer without Cause or resignation by Employee for Good Reason, then the second installment shall be paid within fifteen days after such termination.  If, prior to the first anniversary of the Merger, Employee terminates his employment without Good Reason or his employment is terminated by the Employer for Cause under Paragraphs 10(E), 12, 13, 14 or 15, Employee will not be entitled to the second installment.

E.	Restricted Shares. Employee shall be awarded 6,250 restricted shares of First Merchants Corporation pursuant to its 2009 Long-Term Equity Incentive Plan

Exhibit B-2

(the “Plan”). Employer will take all steps necessary to confirm that such award is made to Employee immediately following the Merger based upon terms and conditions substantially similar to those included with awards under the Plan made to other management employees holding positions similar to that of Employee with Employer or any affiliate of First Merchants Corporation.  The restricted share award shall become fully vested on the third anniversary of the date of grant, provided Employee remains in continuous employment with the Employer through such date.  Notwithstanding the foregoing, restrictions on the award may lapse earlier upon the occurrence of certain events as provided in the Plan (e.g., Employee’s death or disability or a “Change of Control” (as defined in the Plan)).

6.	Expense Reimbursement.

Employer shall reimburse Employee for all reasonable out-of-pocket expenses that are incurred by Employee in providing services to Employer hereunder, so long as Employee provides Employer with reasonable documentation necessary to support such expenses.  All expense reimbursement shall be paid to Employee consistent with Employer’s expense reimbursement policy, in effect from time to time.

7.         Confidential Information and Return of Property.

Employee acknowledges that in the course of his employment with Employer, he will occupy a position of trust and confidence and will have access to and may develop Confidential Information of actual or potential value to, or otherwise useful to, Employer.  “Confidential Information” means information that the Employer owns or possesses, that it uses or is potentially useful in its business, that it treats as proprietary, private or confidential, and that is not generally known to the public, including, but not limited to, trade secrets (as defined by the Indiana Trade Secrets Act, Ind. Code sec. 24-2-3-1, et. seq.), information relating to the Employer’s business plans, financial condition, operating and other costs, sales, pricing, marketing, ideas, research records, plans for service improvements and development, lists of actual or potential customers, actual and potential customer usage and requirements, customer records, trade secrets, and any other information which derives independent economic value, either actual or potential.  Information supplied to Employee from outside sources will also be presumed to be Confidential Information unless and until Employer designates it otherwise.

Employee agrees to use Confidential Information solely in the course of his duties as an employee of Employer and in furtherance of Employer’s business.  Employee hereby further agrees that the above-referenced information will be kept confidential at all times during the Term of this Agreement and thereafter, that he will not disclose or communicate to any third party any of the Confidential Information and will not make use of the Confidential Information on his own behalf or on the behalf of a third party.

Exhibit B-2

Employee agrees that all Confidential Information is and shall remain the exclusive property of Employer.  Employee agrees to return to Employer on or before Employee’s termination of employment with Employer all Employer property, information and documents, including and without limitation, all reports, files, memoranda, records, software, hardware, credit cards, keys, computer access codes or disks, instruction or operational manuals, handbooks or manuals, written financial information, business plans or other physical and personal property which Employee received or prepared or helped prepare in connection with his employment with Employer; and Employee agrees that he will not retain any copies, duplicates, reproductions or excerpts thereof.

This Paragraph 7 shall survive the termination of this Agreement.

8.	A.
Customers.  Employee shall not, at any time during the Term and for a period of one (1) year thereafter, directly or indirectly, on Employee’s own behalf or for any other person, firm, corporation or other business entity: (1) solicit, seek to obtain, initiate action to divert, or facilitate or participate in any discussions intended to divert, any of the business of any of Employer’s customers; (2) provide services to or accept the business of any of Employer’s customers for the types of financial services offered by Employer; or (3) request or advise any of Employer’s customers to terminate, reduce, limit or otherwise change their business relationship with Employer.  For purposes of this Paragraph 8(A), “Employer’s customers” shall mean those persons, firms, corporations and other business entities who are customers of Employer at the time of Employee’s termination of employment with Employer or who were customers of Employer at any time during the one (1) year period immediately preceding the termination of Employee’s employment with Employer, whether or not Employee had direct contact with such customers on behalf of Employer.

B.
Employees.  Employee shall not, at any time during the Term or for a period of one (1) year thereafter, directly or indirectly, on Employee’s own behalf or for any other person, firm, corporation or other business entity, solicit, induce, request, advise, or otherwise attempt to take away or to influence any of Employer’s employees to terminate his or her employment with Employer.

C.        Survival.  This Paragraph 8 shall survive the termination of this Agreement.

9.         Breach of Agreement.

A.
Employee acknowledges that any breach of Paragraphs 7 or 8 of this Agreement, by Employee may cause irreparable damage to Employer and that the legal remedies available to Employer will be inadequate.  Therefore, in the event of any threatened or actual breach of Paragraphs 7 or 8 of this Agreement by Employee, Employee agrees that Employer shall be entitled to specific enforcement of this Agreement through injunctive or other equitable relief in addition to legal remedies, without the need for posting bond.  If Employee is found, by a court of competent jurisdiction, to have breached any of the terms of Paragraphs 7 or 8 of this Agreement, Employee

Exhibit B-2

agrees to pay Employer reasonable attorney’s fees and costs incurred in seeking relief from Employee’s breach of Paragraphs 7 or 8 of this Agreement.

Employee and Employer hereby submit to the jurisdiction and venue of the Delaware County, Indiana Courts and the United States District Court for the Southern District of Indiana, as applicable, in any cause of action to enforce the terms and conditions of Paragraphs 7 or 8 of this Agreement.

B.
Employee and Employer hereby agree that any claim, controversy, or dispute arising out of or relating to this Agreement or the breach thereof, except those identified in Paragraph 9(A) of this Agreement, shall be settled by binding arbitration in Delaware County, Indiana.  Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association, then in effect.  Each party shall bear their own attorney’s fees and costs in such proceeding.  Arbitration shall be the sole and exclusive method of resolving such claims, controversies, or disputes under this Agreement.

C.	This Paragraph 9 shall survive the termination of this Agreement.

10.       Termination.

A.
Termination Due to Death.  In the event of Employee’s death, this Agreement shall terminate as of the date of Employee’s death.  If this Agreement is terminated because of Employee’s death, Employee’s benefits shall be determined in accordance with the survivor’s benefits, insurance, and other applicable programs of Employer, then in effect.  Upon Employee’s death, Employer’s obligations to compensate Employee under Paragraph 5 of this Agreement shall immediately expire; provided, however, that within forty-five (45) business days of Employee’s death, Employer shall pay to Employee’s estate that portion of his Annual Salary and Bonus as provided in Paragraphs 5(A) and 5(B) of this Agreement that shall have been earned through the date of Employee’s death, but not yet paid.  Except as otherwise set forth herein, following the termination date established pursuant to this Paragraph 10(A), Employer and Employee (including Employee’s heirs, executors, administrators, and personal representatives) shall have no further obligations to each other under this Agreement.

B.
Termination Due to Disability.  In the event Employee suffers a Disability, as defined herein, during the Term of Employment and is, therefore, unable to perform the duties required by the Agreement for more than ninety (90) calendar days during any consecutive twelve (12) month period, Employer shall have the right to terminate this Agreement and Employee’s employment.  Employer shall deliver written notice to Employee of Employer’s intent to terminate this Agreement pursuant to this Paragraph 10(B) and specifying in such notice a termination date not less than thirty (30) days after the giving of the notice (“Disability Notice Period”).  This Agreement and Employee’s employment shall terminate at the close of business on the last day of the Disability Notice Period.

Exhibit B-2

If this Agreement is terminated because of Employee’s Disability, Employee shall be entitled to receive any applicable disability insurance benefits as allowed under Paragraph 5 (C) of this Agreement.  Upon termination of this Agreement pursuant to this Paragraph 10(B), Employer’s obligations to compensate Employee under Paragraph 5 of this Agreement shall immediately expire; provided, however, that within forty-five (45) business days after the termination of this Agreement, Employer shall pay to Employee that portion of his Annual Salary and Bonus as provided in Paragraphs 5(A) and 5(B) of this Agreement that shall have been earned through the termination date, but not yet paid.  Except as otherwise set forth herein, following the termination date established pursuant to this Paragraph 10(B), Employer and Employee shall have no further obligations to each other under this Agreement.

For purposes of this Agreement only, the term “Disability” shall mean, the inability of Employee, because of injury, illness, disease, or bodily or mental infirmity, to engage in the performance of substantially all of the duties required by this Agreement with or without a reasonable accommodation.  Employer shall reasonably and fairly determine such Disability upon receipt of, and in reliance on, medical advice from a licensed physician or physicians qualified to give professional medical advice.

C.
Termination by Employee.  Employee may terminate this Agreement at any time, with or without Good Reason, by providing Employer written notice of his intent to terminate this Agreement pursuant to this Paragraph 10(C) and specifying in such notice a termination date not less than thirty (30) days after the giving of the notice (“Employee’s Notice Period”).  This Agreement and Employee’s employment shall terminate at the close of business on the last day of Employee’s Notice Period.

For purposes of this Paragraph 10(C), “Good Reason” shall mean any reasonable determination by Employee that (a) any of the following events has occurred: (i) any action by Employer to remove Employee from the position set forth in Paragraph 3, except for promotions, if any, and except where Employer properly acts to remove Employee for Cause as defined in Paragraph 10 (E) below, (ii) any action by Employer to materially limit, increase or modify Employee’s duties and/or authority from those contemplated by Paragraph 3 or to otherwise change the regular work location of Employee by more than twenty (20) miles from Employee’s work location with Citizens Financial Bank immediately prior to the Merger, (iii) any failure of Employer to obtain the assumption of the obligation to perform this Agreement by any successor of the Employer, or (iv) any material breach by Employer of a term, condition or covenant of this Agreement, and (b) such action, failure or breach has not been cured by the Employer within thirty (30) days after receipt of written notice from Employee that an action, failure or breach described in clauses (i) through (iv) has occurred.

Exhibit B-2

If Employee terminates this Agreement pursuant to this Paragraph 10(C), Employee shall immediately upon the termination of this Agreement forfeit all rights and benefits to which he would otherwise have been entitled under this Agreement; provided, however, that within fifteen (15) business days after the termination of this Agreement pursuant to this Paragraph 10(C),

1.
If termination is without Good Reason, Employer shall pay to Employee that portion of his Annual Salary as provided in Paragraph 5(A) (but not any Bonus pursuant to Paragraph 5(B)) of this Agreement that shall have been earned through the termination date, but not yet paid.

2.
If termination by Employee is with Good Reason, such termination shall be the equivalent of a termination of employment by the Employer without Cause and Employer shall pay to Employee the amounts described in Paragraph 10(D) below.

Except as otherwise set forth herein, following the termination date established pursuant to this Paragraph  10(C), Employer and Employee shall have no further obligations to each other under this Agreement.

D.
Termination by Employer Without Cause.  At any time during the Term of Employment, Employer may terminate this Agreement (and, thus, terminate Employee’s Employment) for any reason by providing Employee written notice of its intent to terminate this Agreement pursuant to this Paragraph 10(D) and specifying in such notice a termination date not less than thirty (30) days after the giving of the notice (“Employer’s Notice Period”).  This Agreement and Employee’s employment shall terminate at the close of business on the last day of Employer’s Notice Period.

If this Agreement is terminated pursuant to this Paragraph 10(D) (or by Employee for Good Reason pursuant to Paragraph 10(C)), Employee shall immediately upon the termination of this Agreement forfeit all rights and benefits to which he would otherwise have been entitled under this Agreement; provided, however, that, if termination occurs during the Initial Term under this Paragraph 10(D) (or by Employee for Good Reason pursuant to Paragraph 10(C)), within fifteen (15) business days after such termination, Employer shall pay to Employee a lump sum payment equal to the aggregate Annual Salary that would be payable to Employee for the remainder of the Initial Term (as in effect immediately prior to the termination under this Paragraph 10(D) or by Employee for Good Reason under Paragraph 10(C)), plus that portion of Employee’s Bonus as provided in Paragraph 5(B) of this Agreement that shall have been earned through the termination date, but not yet paid.  Except as otherwise set forth herein, following the termination date established pursuant to this Paragraph 10(D), Employer and Employee shall have no further obligations to each other under this Agreement.

Exhibit B-2

E.
Termination by Employer With Cause.  At any time during the Term of Employment, Employer may terminate this Agreement and Employee’s Employment for “Cause.”  The term “Cause” as used herein shall mean a reasonable determination by Employer that Employee:

1.
Engaged in willful and continued failure to perform substantially Employee’s duties with Employer if such failure continues for a period of thirty (30) days after Employer delivers to Employee written demand for substantial performance, specifically identifying the manner in which Employee has not substantially performed his duties;

2.	Engaged in unauthorized conduct and behavior that has the potential to expose Employer to material liability or otherwise significantly jeopardize Employer’s business interests;

3.	Has been charged or convicted of any crime constituting a felony or involving moral turpitude or controlled substance;

4.	Materially breached any term or condition of this Agreement; or

5.	As otherwise defined in this Agreement.

Upon the occurrence of any of the foregoing, Employer may provide Employee written notice of its intent to terminate this Agreement pursuant to this Paragraph 10(E) and this Agreement and Employee’s employment shall terminate at the close of business on the date on which Employer provides such notice.

If this Agreement is terminated pursuant to this Paragraph 10(E), Employee shall immediately upon the termination of this Agreement forfeit all rights and benefits to which he would otherwise have been entitled under this Agreement; provided, however, that Employer shall pay to Employee in accordance with Employer’s normal payroll practices, that portion of Employee’s Annual Salary as provided in Paragraph 5(A) (but not any Bonus pursuant to Paragraph 5(B)) of this Agreement that shall have been earned through the termination date.  Except as otherwise set forth herein, following the termination date established pursuant to this Paragraph 10(E), Employer and Employee shall have no further obligations to each other under this Agreement.

Exhibit B-2

F.
Exception to Loss of Rights and Benefits.  Notwithstanding any contrary provisions contained herein, termination of this Agreement for any reason shall not limit, reduce or otherwise terminate the rights held by Employee to receive vested benefits or other amounts payable under the plans and programs described in Paragraph 5(C), to unpaid reimbursements for expenses described in Paragraph 6, or  under any separate written agreement between Employee and Employer or any affiliate of First Merchants Corporation, including, but not limited to, Employee’s rights and benefits under any change in control agreement, stock option award, restricted share award (including the award described in Paragraph 5(E), deferred compensation agreements, and the Merger Agreement described in Paragraph 2.

11.       Indemnification of Employee.

Employer shall indemnify Employee to the fullest extent permitted by Employer’s articles of incorporation, by-laws and applicable federal or state banking or other laws for all amounts (including, without limitation, judgments, fines, settlement payments, expenses and attorneys’ fees) incurred or paid by Employee in connection with any action, suit, investigation or proceeding arising out of or relating to the performance by Employee or services for, or the acting by Employee as a director, officer or employee of, Employer, any subsidiary of Employer or any other person or enterprise at Employer’s request.  Expenses, including but not limited to attorneys’ fees and disbursements, incurred in defending any action, suit, investigation or proceeding, for which Employee may be entitled to indemnification under this Paragraph 11 upon final disposition of such action, shall be paid by Employer in advance of the final disposition, to the maximum extent permitted by applicable laws and regulations; provided, however, that prior to making any such payments Employer shall receive an undertaking by or on behalf of Employee to repay such amounts if it shall ultimately be determined that he is not entitled to indemnification.

12.       Suspension.

If Employee is suspended and/or temporarily prohibited from participating in the conduct of Employer’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(3) and (g)(1)), Employer’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, Employer shall (i) pay Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.  If the charges in the notice are not dismissed within thirty (30) days following the date of suspension, Employer shall be entitled to terminate this Agreement by written notice to Employee and this Agreement and Employee’s employment shall terminate at the close of business on the date Employer provides such notice.  Such termination shall be considered a termination of Employee by Employer for “Cause” pursuant to Paragraph 10(E) of this Agreement.

Exhibit B-2

13.       Removal or Prohibition.

If Employee is removed and/or permanently prohibited from participating in the conduct of Employer’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(4) or (g)(1)), all obligations of Employer under this Agreement shall terminate as of the effective date of the order and shall be considered a termination of Employee by Employer for “Cause” pursuant to Paragraph 10(E) of this Agreement.

14.       Default of Employer.

If Employer is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, and shall be considered a termination of Employee by Employer for “Cause” pursuant to Paragraph 10(E) of this Agreement.

15.       Termination by Regulatory Action.

All obligations under this Agreement may be terminated except to the extent determined that the continuation of the Agreement is necessary for the continued operation of Employer: (i) by the Office of the Comptroller of the Currency (the “Controller”), at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of Employer under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) by the Controller at the time the Controller approves a supervisory merger to resolve problems related to operation of Employer or when Employer is determined to be in an unsafe and unsound condition. Such termination shall be considered a termination of Employee by Employer for “Cause” pursuant to Paragraph 10(E) of this Agreement.

16.       Conflict with Regulations.

If any of the provisions in this Agreement shall conflict with 12 C.F.R. § 30, Appendix A, or the Controller policies adopted thereunder (as the same may be amended from time to time) the requirements of such regulation shall supersede any contrary provisions herein and shall prevail.

17.       Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Employer, and unless clearly inapplicable, all references herein to Employer shall be deemed to include any such successor.  In addition, this Agreement shall be binding upon and inure to the benefit of Employee and his heirs, executors, legal representatives and assigns; provided, however, that the obligations of Employee hereunder are personal in nature and may not be delegated without the prior written approval of Employer.

Exhibit B-2

18.       Choice of Law.

This Agreement shall be interpreted, construed, and governed by the laws of the State of Indiana, regardless of the place of execution or performance.

19.       Entire Agreement

This Agreement contains the entire agreement of the parties and replaces and supersedes all employment agreements and change of control agreements between Employee and Citizens Financial Bank.  This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

This Agreement may be executed in multiple counterparts, each of which (or a facsimile thereof) shall be deemed an original, but all of which shall be considered a single instrument.

20.       Severability.

If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law or public policy, the remaining provisions shall remain in full force and effect.

21.       Notice.

Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if (i) delivered by hand to the other party; (ii) sent by facsimile communication with appropriate confirmation of delivery; (iii) sent by registered or certified United States Mail, return receipt requested, with all postage prepaid; or (iv) sent by recognized commercial express courier services, with all delivery charges prepaid; and addressed as follows:

If to Employer:
First Merchants Bank, National Association
_________________________
_________________________
_________________________
_________________________

If to Employee:
Dale Clapp
      At the address on file with the Employer

Exhibit B-2

22.       Acknowledgement.

Employee represents and acknowledges that Employee has had adequate time to review this Agreement, Employee has had the opportunity to ask questions and receive answers from Employer regarding this Agreement, and Employee has had the opportunity to consult with legal advisors of his choice concerning the terms and conditions of this Agreement.

This Agreement is intended to supersede and replace all prior agreements, understandings and arrangements between or among Employer, or any agent thereof, and the Employee, or any agent thereof, relating to the employment of Employee.

23.	Code Section 409A.

It is intended that any amounts payable under this Agreement and the Employer’s and Employee’s exercise of authority or discretion hereunder shall be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject Employee to the payment of any interest or additional tax imposed under Section 409A of the Code.  In furtherance of this intent, (a) for any amount payable in two or more installments, each installment shall be treated as a separate payment, (b) if, due to the circumstances giving rise to any lump sum payment or payments under this Agreement, the date of payment or the commencement of such payments thereof must be delayed for six months following Employee’s separation from service in order to meet the requirements of Section 409A(a)(2)(B) of the Code applicable to “specified employees,” then such payment or payments shall be so delayed and paid upon expiration of such six month period and (b) each payment which is to be paid during a designated period that begins in a first taxable year and ends in a second taxable year shall be paid in the second taxable year.  With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits: (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided that the foregoing shall not be violated with regard to expenses covered by Code Section 105(h) that are subject to a limit related to the period in which the arrangement is in effect.  Any expense or other reimbursement payment made pursuant to this Agreement or any plan, program, agreement or arrangement of the Employer referred to herein, shall be made on or before the last day of the taxable year following the taxable year in which such expense or other payment to be reimbursed is incurred.  To the extent that any Treasury regulations, guidance or changes to Section 409A would result in the Employee becoming subject to interest and additional tax under Section 409A of the Code, the Employer and Employee agree to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A.

Exhibit B-2

            IN WITNESS WHEREOF, the parties hereto have voluntarily executed this Agreement as of the day and year first above written.

“EMPLOYER” FIRST MERCHANTS BANK, NATIONAL ASSOCIATION By:___________________________________ _____________________________________ (Printed)	“EMPLOYEE” DALE CLAPP _____________________________________ Dale Clapp

The undersigned, First Merchants Corporation, sole shareholder of Employer, agrees that if it shall be determined for any reason that any obligation on the part of the Employer to continue to make any payments due under this Agreement to Employee is unenforceable for any reason, First Merchants Corporation agrees to honor the terms of this Agreement and continue to make any such payments due hereunder to Employee pursuant to the terms of this Agreement.

FIRST MERCHANTS CORPORATION ___________________________________________ Michael C. Rechin, President and Chief Executive Officer

Exhibit B-2

EXHIBIT C

TRANSITION PERIOD RETENTION AGREEMENT

THIS TRANSITION PERIOD RETENTION AGREEMENT (this “Transition Agreement”) is hereby entered into by and among between First Merchants Corporation (the “Corporation”), First Merchants Bank, National Association (the “Bank”) and [__________] (the “Executive”) as of _______ __, 2013, but effective as of the consummation of the Merger (as defined herein) (the “Effective Date”).

WHEREAS, the parties hereto desire to set forth the terms and conditions of the employment of the Executive with the Bank during a transition period immediately following the merger of Citizens Financial Bank (“Citizens Financial Bank”) with and into the Bank (the “Merger”) in accordance with an Agreement and Plan of Merger by and among First Merchants Corporation, the Bank, CFS Bancorp, Inc. (“CFS”) and Citizens Financial Bank, dated as of May __, 2013 (the “Merger Agreement”).

NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree, that in consideration of the mutual covenants contained herein, and in exchange for the good and valuable consideration to be paid by Bank to the Executive, this Transition Agreement by and between the Executive and the Bank is hereby made as follows:

1.           The Executive and the Bank hereby agree that as of the Effective Date, the [___________] Agreement, dated [_______] between the Executive, CFS and Citizens Financial Bank, (the “Existing Agreement”), shall, except to the extent otherwise incorporated by reference herein and made a part hereof, terminate and be of no further force and effect, and shall be superseded and replaced by this Transition Agreement.

2.           The Executive hereby agrees that for the period beginning on the Effective Date and ending [_______] (__) month(s) thereafter, the Executive shall continue to be employed by the Bank at the Executive’s current salary and shall participate in the Bank’s employee benefit plans and programs as contemplated by the Merger Agreement.  The Executive shall assist the Bank in those transition and integration matters associated with the merger with Citizens Financial Bank which fall within Executive’s area of expertise.

3.           The Bank and the Executive agree that as a result of the Merger, the Executive may terminate employment with the Bank for “good reason” as a result of a material diminution in the Employee’s authority, duties, or responsibilities after giving the Bank no less than fifteen (15) days’ written notice.  To induce the Executive to enter into and perform services pursuant to this Transition Agreement and to reaffirm continuation of Executive’s obligations set forth in Section 6 below, upon each of the Effective Date and the date of termination of employment for any reason, the Executive shall be due an amount equal to $[_____] to be paid by the Bank or the Company in a lump-sum payment (each such payment a “Lump Sum Payment”).  For clarity, the aggregate of Lump Sum Payments required hereunder is $________________________.

4.           Each Lump Sum Payment due in accordance with Section 3 herein shall be made to the Executive by the Bank or the Company on the date such Lump Sum Payment becomes

Exhibit C

due; provided, however, that if Executive’s termination of employment occurs prior to January 1, 2014, then the Lump Sum Payment due as a result of such termination of employment shall be paid on the Company’s first regular payroll date in January 2014.

5.           The following obligations of Executive set forth in the Existing Agreement are incorporated by reference and shall continue as if set forth fully in this Transition Agreement:  Section 3 (Loyalty, Confidentiality and Non-Competition), Section 24 (Non-Disparagement), Section 25 (Cooperation) and Section 26 (Certain Remedies), provided, that for purposes of the scope and duration of Executive’s covenants under said Section 3, the day immediately prior to the Effective Date shall be Executive’s last day of employment and references to the “Employers” shall mean Citizens Financial Bank and CFS as in existence immediately prior to the Effective Date.

6.           The following obligations of the Company and the Bank, as successors to CFS and Citizens Financial Bank, respectively, set forth in the Existing Agreement are incorporated by reference and shall continue as if set forth fully in the Transition Agreement: Section 5 (Expenses), Section 9 (Withholding), Section 19 (Payment of Costs and Legal Fees and Reinstatement of Benefits), Section 20 (Indemnification), and Section 24 (Non-Disparagement).

7.           Nothing herein shall serve to limit Executive’s rights under any employee benefit plan, any equity-based award or the terms of the Merger Agreement, which rights shall be governed by the terms of such plans, awards and Merger Agreement.

8.           This Transition Agreement shall be construed in accordance with the laws of the State of Indiana, except to the extent that Federal law shall be deemed to apply.

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Exhibit C

IN WITNESS WHEREOF, the parties have executed this Transition Agreement as of the date first written above.

___________________________________ Executive

First Merchants Corporation and First Merchants Bank, National Association By: ____________________________________ President and Chief Executive Officer

Exhibit C